Exhibit 99.1

Part II.

ITEM 6.	SELECTED FINANCIAL DATA

The table below summarizes selected financial information. For additional information, refer to the audited consolidated financial statements and notes thereto in Item 8. Financial Statements and Supplementary Data.

Years Ended June 30,	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)	2006	2005
	(dollars in thousands, except per share data)
Operating Data
Finance charge income	$1,902,684	$2,382,484	$2,142,470	$1,641,125	$1,217,696
Other revenue	164,640	160,598	197,453	170,213	233,150
Total revenue	2,067,324	2,543,082	2,339,923	1,811,338	1,450,846
Impairment of goodwill		212,595
Net (loss) income	(10,889)	(82,369)	349,963	306,183	285,909
Basic (loss) earnings per Share	(0.09)	(0.72)	2.94	2.29	1.88
Diluted (loss) earnings per share	(0.09)	(0.72)	2.65	2.08	1.73
Diluted weighted average shares	125,239,241	114,962,241	133,224,945	148,824,916	167,242,658
Other Data
Origination volume (b)	$1,285,091	$6,293,494	$8,454,600	$6,208,004	$5,031,325

June 30,	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)	2006	2005
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$193,287	$433,493	$910,304	$513,240	$663,501
Finance receivables, net	10,037,329	14,030,299	15,102,370	11,097,008	8,297,750
Total assets	11,958,327	16,508,201	17,762,999	13,067,865	10,947,038
Credit facilities	1,630,133	2,928,161	2,541,702	2,106,282	990,974
Securitization notes payable	7,426,687	10,420,327	11,939,447	8,518,849	7,166,028
Senior notes	91,620	200,000	200,000		166,755
Convertible senior notes	392,514	642,599	620,537	200,000	200,000
Total liabilities	9,851,019	14,542,939	15,606,407	11,058,979	8,825,122
Shareholders’ equity	2,107,308	1,965,262	2,156,592	2,008,886	2,121,916
Other Data
Finance receivables	10,927,969	14,981,412	15,922,458	11,775,665	8,838,968
Gain on sale receivables			24,091	421,037	2,163,941

Managed receivables	10,927,969	14,981,412	15,946,549	12,196,702	11,002,909

(a)	Revised for the Financial Accounting Standards Board (“FASB”) issuance of FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (Accounting Standards Codification “ASC” 470 20 65-1). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.
(b)	Fiscal 2008 and 2007 amounts include $218.1 million and $34.9 million of contracts purchased through our leasing program, respectively.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We are a leading independent auto finance company specializing in purchasing retail automobile installment sales contracts originated by franchised and select independent dealers in connection with the sale of used and new automobiles. We generate revenue and cash flows primarily through the purchase, retention, subsequent securitization and servicing of finance receivables. As used herein, “loans” include auto finance receivables originated by dealers and purchased by us. To fund the acquisition of receivables prior to securitization, we use available cash and borrowings under our credit facilities. We earn finance charge income on the finance receivables and pay interest expense on borrowings under our credit facilities.

Through wholly-owned subsidiaries, we periodically transfer receivables to securitization trusts (“Trusts”) that issue asset-backed securities to investors. We retain an interest in these securitization transactions in the form of restricted cash accounts and overcollateralization, whereby more receivables are transferred to the Trusts than the amount of asset-backed securities issued by the Trusts, as well as the estimated future excess cash flows expected to be received by us over the life of the securitization. Excess cash flows result from the difference between the finance charges received from the obligors on the receivables and the interest paid to investors in the asset-backed securities, net of credit losses and expenses.

Excess cash flows from the Trusts are initially utilized to fund credit enhancement requirements in order to attain specific credit ratings for the asset-backed securities issued by the Trusts. Once targeted credit enhancement requirements are reached and maintained, excess cash flows are distributed to us or, in a securitization utilizing a senior subordinated structure, may be used to accelerate the repayment of certain subordinated securities. In addition to excess cash flows, we receive monthly base servicing fees and we collect other fees, such as late charges, as servicer for securitization Trusts. For securitization transactions that involve the purchase of a financial guaranty insurance policy, credit enhancement requirements will increase if specified portfolio performance ratios are exceeded. Excess cash flows otherwise distributable to us from Trusts in which the portfolio performance ratios were exceeded and from other Trusts which may be subject to limited cross-collateralization provisions are accumulated in the Trusts until such higher levels of credit enhancement are reached and maintained. Senior subordinated securitizations typically do not utilize portfolio performance ratios.

We structure our securitization transactions as secured financings. Accordingly, following a securitization, the finance receivables and the related securitization notes payable remain on the consolidated balance sheets. We recognize finance charge and fee income on the receivables and interest expense on the securities issued in the securitization transaction and record a provision for loan losses to cover probable loan losses on the receivables.

Prior to October 1, 2002, our securitization transactions were structured as sales of finance receivables. In connection with the acquisitions described below, we also acquired two securitization Trusts which were accounted for as sales of finance receivables. Receivables sold under this structure are referred to herein as “gain on sale receivables.” At June 30, 2009, we had no outstanding gain on sale securitizations.

On May 1, 2006, we acquired the stock of Bay View Acceptance Corporation (“BVAC”). BVAC served auto dealers in 32 states offering specialized auto finance products, including extended term financing and higher loan-to-value advances to consumers with prime credit bureau scores.

On January 1, 2007, we acquired the stock of Long Beach Acceptance Corporation (“LBAC”). LBAC served auto dealers in 34 states offering auto finance products primarily to consumers with near prime credit bureau scores.

The operations of BVAC and LBAC have been integrated into our origination, servicing and administrative activities and we provide auto finance products solely under the AmeriCredit Financial Services, Inc. name.

Throughout calendar 2008 and the first half of calendar 2009, we continually revised our operating plans in an effort to preserve and strengthen our capital and liquidity position and to maintain sufficient capacity on our credit facilities to fund new loan originations until capital market conditions improve for securitization transactions. Under these revised plans, we increased the minimum credit score requirements and tightened loan structures for new loan originations, decreased our originations infrastructure by closing and consolidating credit center locations, selectively decreased the number of dealers from whom we purchase loans and reduced originations and support function headcount. We have discontinued new originations in our direct lending, leasing and specialty prime platforms, certain partner relationships, and in Canada. Our origination levels were reduced to $175 million for the three months ended June 30, 2009, compared to $780 million for the three months ended June 30, 2008. We completed a securitization transaction in July 2009 and used the proceeds primarily to repay borrowings under our credit facilities. As a result, we have greater unused borrowing capacity on our credit facilities and we are seeking to modestly increase origination levels in fiscal 2010 from our annualized originations levels for the three months ended June 30, 2009.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the amount of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates and those differences may be material. The accounting estimates that we believe are the most critical to understanding and evaluating our reported financial results include the following:

Allowance for loan losses

The allowance for loan losses is established systematically based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. We review charge-off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends, such as unemployment rates, and other information in order to make the necessary judgments as to the probable credit losses. We also use historical charge-off experience to determine a loss confirmation period, which is defined as the time between when an event, such as delinquency status, giving rise to a probable credit loss occurs with respect to a specific account and when such account is charged off. This loss confirmation period is applied to the forecasted probable credit losses to determine the amount of losses inherent in finance receivables at the reporting date. Assumptions regarding credit losses and loss confirmation periods are reviewed periodically and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above. Should the credit loss assumption or loss confirmation period increase, there would be an increase in the amount of allowance for loan losses required, which would decrease the net carrying value of finance receivables and increase the amount of provision for loan losses recorded on the consolidated statements of operations and comprehensive operations. A 10% and 20% increase in cumulative net credit losses over the loss confirmation period would increase the allowance for loan losses as of June 30, 2009, as follows (in thousands):

	10% adverse change	20% adverse change

Impact on allowance for loan losses	$89,064	$178,128

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our receivables; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge-off amount will not exceed such estimates or that our credit loss assumptions will not increase.

Income Taxes

We are subject to income tax in the United States and Canada. In the ordinary course of our business, there may be transactions, calculations, structures and filing positions where the ultimate tax outcome is uncertain. At any point in time, multiple tax years are subject to audit by various taxing jurisdictions and we record liabilities for estimated tax results based on the requirements of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) Accounting Standards CodificationTM (“ASC”) 740 10 65-1), Accounting for Uncertainty in Income Taxes–an interpretation of FASB Statement 109. Management believes that the estimates its uses are reasonable. However, due to expiring statutes of limitations, audits, settlements, changes in tax law or new authoritative rulings, no assurance can be given that the final outcome of these matters will be comparable to what was reflected in the historical income tax provisions and accruals. We may need to adjust our accrued tax assets or liabilities if actual results differ from estimated results or if we adjust these assumptions in the future, which could materially impact the effective tax rate, earnings, accrued tax balances and cash.

As a part of our financial reporting process, we must assess the likelihood that our deferred tax assets can be recovered. Unless recovery is more likely than not, the provision for income taxes must be increased by recording a reserve in the form of a valuation allowance for all or a portion of the deferred tax assets. In this process, certain criteria are evaluated including the existence of deferred tax liabilities that can be used to absorb deferred tax assets, taxable income in prior carryback years that can be used to absorb net operating losses, credit carrybacks, estimated taxable income in future years and the duration of the carryforward periods. We incurred a significant taxable loss for fiscal 2009. For U.S. tax purposes, we can carryback approximately $600 million of taxable losses for fiscal 2009 to offset taxes paid in fiscal 2007 and 2008. Any remaining U.S. net operating loss can be carried forward for 20 years. We expect to fully utilize this asset over the carryforward period. In contrast to U.S. federal tax rules, there is generally no carryback potential for the majority of U.S. state tax jurisdictions and the various state carryforward periods range from 5 to 20 years. We have established a valuation allowance against a portion of our state tax net operating loss. Our judgment regarding future taxable income may change due to evolving corporate and operational strategies, market conditions, changes in U.S., state or international tax laws and other factors which may later alter our judgment of the utilization of these assets.

During fiscal 2009, the Company experienced an ownership change under Section 382 of the Internal Revenue Code. In general under Section 382, an ownership change is defined as an increase in ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Under Section 382, following an “ownership change,” special limitations apply to the use by a “loss corporation” of its (i) net operating loss carryforwards arising before the ownership change and (ii) net unrealized built-in-losses. The Company does not believe that the ownership change significantly impacts the ability to utilize its existing net operating losses.

RESULTS OF OPERATIONS

Year Ended June 30, 2009 as compared to Year Ended June 30, 2008

Adoption of New Accounting Standards

As of July 1, 2009, we adopted Financial Accounting Standards Board (“FASB”) issuance of FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (ASC 470 20 65-1). FSP APB 14-1 (ASC 470 20 65-1) specifies that when issuers of convertible debt instruments with cash settlement features recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. FSP APB 14-1 (ASC 470 20 65-1) is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The transition provision requires that entities retrospectively apply FSP APB 14-1 (ASC 470 20 65-1) for all periods presented. Our convertible senior notes due in September 2011 and 2013 are affected by the adoption of this FSP.

Changes in Finance Receivables

A summary of changes in our finance receivables is as follows (in thousands):

Years Ended June 30,	2009	2008
Balance at beginning of period	$14,981,412	$15,922,458
Loans purchased	1,285,091	6,075,412
Loans repurchased from gain on sale Trusts		18,401
Liquidations and other	(5,338,534)	(7,034,859)

Balance at end of period	$10,927,969	$14,981,412

Average finance receivables	$13,001,773	$16,059,129

The decrease in loans purchased during fiscal 2009 as compared to fiscal 2008 was primarily due to the implementation of revised operating plans which included significantly reduced loan origination targets. The decrease in liquidations and other resulted primarily from reduced average finance receivables.

The average new loan size decreased to $17,507 for fiscal 2009 from $19,093 for fiscal 2008 primarily as a result of limiting loan-to-value ratios on new loan originations. The average annual percentage rate for finance receivables purchased during fiscal 2009 increased to 17.0 % from 15.4% during fiscal 2008 due to increased pricing on new loan originations necessitated by higher funding costs.

Net Margin

Net margin is the difference between finance charge and other income earned on our receivables and the cost to fund the receivables as well as the cost of debt incurred for general corporate purposes.

Our net margin as reflected on the consolidated statements of operations and comprehensive operations is as follows (in thousands):

Years Ended June 30,	2009 (a) (Revised)	2008 (a) (Revised)
Finance charge income	$1,902,684	$2,382,484
Other income	116,488	160,598
Interest expense	(726,560)	(858,874)

Net margin	$1,292,612	$1,684,208

(a)	Revised for the FASB issuance of FASB Staff Position (“FSP”), Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (Accounting Standards Codification “ASC” 470 20 65-1). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.

Net margin as a percentage of average finance receivables is as follows:

Years Ended June 30,	2009 (a) (Revised)	2008 (a) (Revised)
Finance charge income	14.6%	14.8%
Other income	0.9	1.0
Interest expense	(5.6)	(5.3)

Net margin as a percentage of average finance receivables	9.9%	10.5%

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.

The decrease in net margin for fiscal 2009, as compared to fiscal 2008, was the result of a lower effective yield on the portfolio due to higher delinquency levels in fiscal 2009 and an increase in funding costs primarily from the warrant costs and commitment fees related to the Deutsche Bank (“Deutsche”) forward purchase agreement terminated in December 2008. Additionally, included in interest expense are pre-tax non-cash charges of $22.5 million and $22.1 million for fiscal 2009 and 2008, respectively, on our convertible senior notes due in September 2011 and 2013 related to the retrospective change in accounting method as a result of adopting FSP APB 14-1 (ASC 470 20 65-1).

Revenue

Finance charge income decreased by 20.1% to $1,902.7 million for fiscal 2009 from $2,382.5 million for fiscal 2008, primarily due to the decrease in average finance receivables. The effective yield on our finance receivables decreased to 14.6% for fiscal 2009 from 14.8% for fiscal 2008. The effective yield represents finance charges and fees taken into earnings during the period as a percentage of average finance receivables and is lower than the contractual rates of our auto finance contracts due to finance receivables in nonaccrual status.

Other income consists of the following (in thousands):

	Years Ended June 30,
	2009	2008

Investment income	$16,295	$56,769
Leasing income	47,073	40,679
Late fees and other income	53,120	63,150

	$116,488	$160,598

Investment income decreased as a result of lower invested cash balances combined with lower market interest rates. Late fees and other income decreased as a result of the reduction in our finance receivables.

Gain on retirement of debt for the year ended June 30, 2009 was $48.2 million and reflects a $15.0 million adjustment related to the adoption of FSP APB 14-1 (ASC 470 20 65-1), which was applied retrospectively, as discussed above. We repurchased on the open market, $60.0 million par value of our convertible senior notes due in 2013 at an average price of 44.1% of the principal amount, $200.0 million par value of our convertible senior notes due in 2023 at an average price of 99.5% of the principal amount, and $28.0 million par value of our convertible senior notes due in 2011 at an average price of 44.2% of the principal amount. In connection with these repurchases, we recorded a gain on retirement of debt of $33.5 million. We also issued 15,122,670 shares of our common stock to Fairholme Funds Inc. (“Fairholme”), in a non-cash transaction, in exchange for $108.4 million of our senior notes due 2015, held by Fairholme, at a price of $840 per $1,000 principal amount of the notes. We recognized a gain of $14.7 million, net of transaction costs, on retirement of debt in the exchange. Fairholme and its affiliates held approximately 19.8% of our outstanding common stock prior to the issuance of the shares described above.

Costs and Expenses

Operating Expenses

Operating expenses decreased to $308.8 million for fiscal 2009 from $397.8 million for fiscal 2008, as a result of cost savings from revised operating plans. Our operating expenses are predominately related to personnel costs that include base salary and wages, performance incentives and benefits as well as related employment taxes. Personnel costs represented 72.8% and 79.4% of total operating expenses for fiscal 2009 and 2008, respectively.

Operating expenses as a percentage of average finance receivables were 2.4% for fiscal 2009, as compared to 2.5% for fiscal 2008.

Provision for Loan Losses

Provisions for loan losses are charged to income to bring our allowance for loan losses to a level which management considers adequate to absorb probable credit losses inherent in the portfolio of finance receivables. The provision for loan losses recorded for fiscal 2009 and 2008 reflects inherent losses on receivables originated during those periods and changes in the amount of inherent losses on receivables originated in prior periods. The provision for loan losses decreased to $972.4 million for fiscal 2009 from $1,131.0 million for fiscal 2008 as a result of a lower level of receivables originated during fiscal 2009 and the improved credit profile of loans originated since implementation of revised operating plans in January 2008, partially offset by higher expected future losses on receivables originated in periods prior to the implementation of revised operating plans due to weaker economic conditions. As a percentage of average finance receivables, the provision for loan losses was 7.5% and 7.0% for fiscal 2009 and 2008, respectively.

Interest Expense

Interest expense decreased to $726.6 million for fiscal 2009 from $858.9 million for fiscal 2008. Interest expense reflects the adoption of FSP APB 14-1 (ASC 470 20 65-1), which was applied retrospectively, as discussed above. We have separately accounted for the liability and equity components of our convertible senior notes, retrospectively, which results in recognizing interest expense based on the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. Incremental pre-tax non-cash interest expense attributable to the adoption was $22.5 million and $22.1 million for fiscal 2009 and 2008, respectively. Average debt outstanding was $11,794.9 million and $15,087.5 million for fiscal 2009 and 2008, respectively. Our effective rate of interest paid on our debt increased to 6.2% for fiscal 2009 compared to 5.7% for fiscal 2008, primarily from the warrant costs and commitment fees related to the Deutsche forward purchase agreement.

Taxes

The fiscal 2009 effective tax rate was negatively impacted primarily by state income tax rates and adjustments to state deferred tax assets and liabilities. The fiscal 2008 effective tax rate was impacted by the effect of no longer being permanently reinvested with respect to our Canadian subsidiaries, an impairment of non-deductible goodwill, adjustment of FIN 48 (ASC 740 10 65-1) uncertain tax positions, and revision of deferred tax assets and liabilities.

Other Comprehensive Loss

Other comprehensive loss consisted of the following (in thousands):

Years Ended June 30,	2009	2008
Unrealized losses on cash flow hedges	$(26,871)	$(84,404)
Foreign currency translation adjustment	750	5,855
Unrealized losses on credit enhancement assets		(232)
Income tax benefit	11,426	26,683

	$(14,695)	$(52,098)

Cash Flow Hedges

Unrealized losses on cash flow hedges consisted of the following (in thousands):

Years Ended June 30,	2009	2008
Unrealized losses related to changes in fair value	$(109,115)	$(109,039)
Reclassification of unrealized losses into earnings	82,244	24,635

	$(26,871)	$(84,404)

Unrealized losses related to changes in fair value for fiscal 2009 and 2008, were due to changes in the fair value of interest rate swap agreements that were designated as cash flow hedges for accounting purposes. The fair value of the interest rate swap agreements changed in fiscal 2009 and 2008 because of significant declines in forward interest rates.

Unrealized losses on cash flow hedges of our floating rate debt are reclassified into earnings when interest rate fluctuations on securitization notes payable or other hedged items affect earnings.

Canadian Currency Translation Adjustment

Canadian currency translation adjustment gains of $0.7 million and $5.9 million for fiscal 2009 and 2008, respectively, were included in other comprehensive loss. The translation adjustment gains are due to the increase in the value of our Canadian dollar denominated assets related to the decline in the U.S. dollar to Canadian dollar conversion rates.

Year Ended June 30, 2008 as compared to Year Ended June 30, 2007

Adoption of New Accounting Standards

As of July 1, 2009, we adopted FSP APB 14-1 (ASC 470 20 65-1). FSP APB 14-1 (ASC 470 20 65-1) specifies that when issuers of convertible debt instruments with cash settlement features recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. FSP APB 14-1 (ASC 470 20 65-1) is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The transition provision requires that entities retrospectively apply FSP APB 14-1 (ASC 470 20 65-1) for all periods presented. Our convertible senior notes due in September 2011 and 2013 are affected by the adoption of this FSP.

Changes in Finance Receivables

A summary of changes in our finance receivables is as follows (in thousands):

Years Ended June 30,	2008	2007
Balance at beginning of period	$15,922,458	$11,775,665
Loans purchased	6,075,412	8,419,669
Loans repurchased from gain on sale Trusts	18,401	315,153
LBAC acquisition		1,784,263
Liquidations and other	(7,034,859)	(6,372,292)

Balance at end of period	$14,981,412	$15,922,458

Average finance receivables	$16,059,129	$13,621,386

The decrease in loans purchased during fiscal 2008 as compared to fiscal 2007 was primarily due to the implementation of revised operating plans, which included significantly reduced loan origination targets. The increase in liquidations and other resulted primarily from higher collections and charge-offs on finance receivables due to the increase in average finance receivables.

The average new loan size increased to $19,093 for fiscal 2008 from $18,506 for fiscal 2007. The average annual percentage rate for finance receivables purchased during fiscal 2008 decreased to 15.4% from 15.8% during fiscal 2007 due to a generally higher credit quality mix of loans purchased in fiscal 2008 with lower relative annual percentage rates.

Net Margin

Net margin is the difference between finance charge and other income earned on our receivables and the cost to fund the receivables as well as the cost of debt incurred for general corporate purposes.

Our net margin as reflected on the consolidated statements of operations and comprehensive operations is as follows (in thousands):

Years Ended June 30,	2008 (a) (Revised)	2007 (a) (Revised)
Finance charge income	$2,382,484	$2,142,470
Other income	160,598	145,456
Interest expense	(858,874)	(696,600)

Net margin	$1,684,208	$1,591,326

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.

Net margin as a percentage of average finance receivables is as follows:

Years Ended June 30,	2008 (a) (Revised)	2007 (a) (Revised)
Finance charge income	14.8%	15.7%
Other income	1.0	1.0
Interest expense	(5.3)	(5.1)

Net margin as a percentage of average finance receivables	10.5%	11.6%

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.

The decrease in net margin for fiscal 2008, as compared to fiscal 2007, was a result of the lower effective yield due to a shift to a higher credit quality mix in the portfolio, combined with an increase in interest expense caused by a continued amortization of older securitizations with lower market interest costs. Additionally, included in interest expense are pre-tax non-cash charges of $22.1 million and $16.2 million for fiscal 2008 and 2007, respectively, on our convertible senior notes due in September 2011 and 2013 related to the retrospective change in accounting method as a result of adopting FSP APB 14-1 (ASC 470 20 65-1).

Revenue

Finance charge income increased by 11.2% to $2,382.5 million for fiscal 2008 from $2,142.5 million for fiscal 2007, primarily due to the increase in average finance receivables. The effective yield on our finance receivables decreased to 14.8% for fiscal 2008 from 15.7% for fiscal 2007. The effective yield represents finance charges and fees taken into earnings during the period as a percentage of average finance receivables and is lower than the contractual rates of our auto finance contracts due to finance receivables in nonaccrual status.

Other income consists of the following (in thousands):

	Years Ended June 30,
	2008	2007

Investment income	$56,769	$84,718
Leasing income	40,679	1,426
Late fees and other income	63,150	59,312

	$160,598	$145,456

Investment income decreased as a result of lower invested cash balances combined with lower market interest rates.

Costs and Expenses

Operating Expenses

Operating expenses decreased to $397.8 million for fiscal 2008 from $398.4 million for fiscal 2007. Our operating expenses are predominately related to personnel costs that include base salary and wages, performance incentives and benefits as well as related employment taxes. Personnel costs represented 79.4% and 76.2% of total operating expenses for fiscal 2008 and 2007, respectively.

Operating expenses as a percentage of average finance receivables were 2.5% for fiscal 2008, as compared to 2.9% for fiscal 2007. The decrease in operating expenses as a percentage of average finance receivables primarily resulted from cost synergies realized from the integration of LBAC, as well as cost savings resulting from revised operating plans.

Provision for Loan Losses

Provisions for loan losses are charged to income to bring our allowance for loan losses to a level which management considers adequate to absorb probable credit losses inherent in the portfolio of finance receivables. The provision for loan losses recorded for fiscal 2008 and 2007 reflects inherent losses on receivables originated during those periods and changes in the amount of inherent losses on receivables originated in prior periods. The provision for loan losses increased to $1,131.0 million for fiscal 2008 from $727.7 million for fiscal 2007 as a result of weaker credit performance from the LBAC portfolio and sub-prime loans originated in calendar years 2006 and 2007 as well as higher expected future losses due to weaker economic conditions, particularly in certain geographic areas, including Florida and Southern California. As a percentage of average finance receivables, the provision for loan losses was 7.0% and 5.3% for fiscal 2008 and 2007, respectively.

Interest Expense

Interest expense increased to $858.9 million for fiscal 2008 from $696.6 million for fiscal 2007. Interest expense reflects the adoption of FSP APB 14-1 (ASC 470 20 65-1), which was applied retrospectively, as discussed above. We have separately accounted for the liability and equity components of our convertible senior notes, retrospectively, which results in recognizing interest expense based on the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. Incremental pre-tax non-cash interest expense attributable to the adoption was $22.1 million and $16.2 million for fiscal 2008 and 2007, respectively. Average debt outstanding was $15,087.5 million and $12,817.1 million for fiscal 2008 and 2007, respectively. Our effective rate of interest paid on our debt increased to 5.7% for fiscal 2008 compared to 5.4% for fiscal 2007, due to an increase in market interest rates and a continued amortization of older securitizations with lower interest costs.

Goodwill Impairment

The primary cause of the goodwill impairment is the decline in our market capitalization, which fell to $1,002.6 million at June 30, 2008. The decline, which is consistent with market capitalization declines experienced by other financial services companies over the same time period, was caused by investor concerns over external factors, including the capital market dislocations and the impact of weakening economic conditions on consumer loan portfolios.

Taxes

Our effective income tax rate was 27.5% and 32.2% for fiscal 2008 and 2007, respectively. The fiscal 2008 tax rate was impacted by the effect of no longer being permanently reinvested with respect to our Canadian subsidiaries, an impairment of non-deductible goodwill, adjustment of FIN 48 (ASC 740 10 65-1) uncertain tax positions, and revision of deferred tax assets and liabilities. The fiscal 2007 rate was impacted by the favorable resolution of certain prior year contingent liabilities.

Other Comprehensive Loss

Other comprehensive loss consisted of the following (in thousands):

Years Ended June 30,	2008	2007
Unrealized losses on cash flow hedges	$(84,404)	$(1,036)
Unrealized losses on credit enhancement assets	(232)	(3,043)
Increase in fair value of equity investment		4,497
Foreign currency translation adjustment	5,855	4,521
Reclassification of gain on sale of equity investment into earnings		(51,997)
Income tax benefit	26,683	18,470

	$(52,098)	$(28,588)

Cash Flow Hedges

Unrealized losses on cash flow hedges consisted of the following (in thousands):

Years Ended June 30,	2008	2007
Unrealized (losses) gains related to changes in fair value	$(109,039)	$11,536
Reclassification of unrealized losses (gains) into earnings	24,635	(12,572)

	$(84,404)	$(1,036)

Unrealized (losses) gains related to changes in fair value for fiscal 2008 and 2007, were due to changes in the fair value of interest rate swap agreements that were designated as cash flow hedges for accounting purposes. The fair value of the interest rate swap agreements changed in fiscal 2008 because of a significant decline in forward interest rates.

Unrealized losses on cash flow hedges of our floating rate debt are reclassified into earnings when interest rate fluctuations on securitization notes payable or other hedged items affect earnings.

Canadian Currency Translation Adjustment

Canadian currency translation adjustment gains of $5.9 million and $4.5 million for fiscal 2008 and 2007, respectively, were included in other comprehensive loss. The translation adjustment gains are due to the increase in the value of our Canadian dollar denominated assets related to the decline in the U.S. dollar to Canadian dollar conversion rates.

CREDIT QUALITY

We provide financing in relatively high-risk markets, and, therefore, anticipate a corresponding high level of delinquencies and charge-offs.

The following tables present certain data related to the receivables portfolio (dollars in thousands):

	June 30, 2009	June 30, 2008
Principal amount of receivables, net of fees	$10,927,969	$14,981,412
Nonaccretable acquisition fees	(12,100)	(42,802)
Allowance for loan losses	(878,540)	(908,311)

Receivables, net	$10,037,329	$14,030,299

Number of outstanding contracts	895,708	1,094,915

Average carrying amount of outstanding contract (in dollars)	$12,200	$13,683

Allowance for loan losses and nonaccretable acquisition fees as a percentage of receivables	8.2%	6.3%

The allowance for loan losses and nonaccretable acquisition fees as a percentage of receivables increased to 8.2% as of June 30, 2009, from 6.3% as of June 30, 2008, as a result of higher expected future losses due to weaker economic conditions, an increase in the average age or seasoning of the portfolio and lower expected recovery rates on repossessed collateral.

Delinquency

The following is a summary of finance receivables that are (i) more than 30 days delinquent, but not yet in repossession, and (ii) in repossession, but not yet charged off (dollars in thousands):

	June 30, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
Delinquent contracts:
31 to 60 days	$753,086	6.9%	$898,874	6.0%
Greater-than-60 days	383,245	3.5	434,524	2.9

	1,136,331	10.4	1,333,398	8.9
In repossession	49,280	0.5	46,763	0.3

	$1,185,611	10.9%	$1,380,161	9.2%

An account is considered delinquent if a substantial portion of a scheduled payment has not been received by the date such payment was contractually due. Delinquencies in our managed receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a loan and there is a high rate of account movement between current and delinquent status in the portfolio.

Delinquencies in finance receivables were higher at June 30, 2009, as compared to June 30, 2008, as a result of weaker economic conditions and an increase in the average age or seasoning of the portfolio.

Deferrals

In accordance with our policies and guidelines, we, at times, offer payment deferrals to consumers, whereby the consumer is allowed to move up to two delinquent payments to the end of the loan generally by paying a fee (approximately the interest portion of the payment deferred, except where state law provides for a lesser amount). Our policies and guidelines limit the number and frequency of deferments that may be granted. Additionally, we generally limit the granting of deferments on new accounts until a requisite number of payments have been received. Due to the nature of our customer base and policies and guidelines of the deferral program, which policies and guidelines have not changed materially in several years, approximately 50% of accounts historically comprising the portfolio receive a deferral at some point in the life of the account.

An account for which all delinquent payments are cleared through a deferment transaction, which may include installment payments, is classified as current at the time the deferment is granted and therefore is not included as a delinquent account. Thereafter, such account is aged based on the timely payment of future installments in the same manner as any other account.

Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding were 7.8%, 6.3% and 6.0% for fiscal 2009, 2008 and 2007, respectively. Deferment levels were higher in fiscal 2009 than in prior years as weaker economic conditions resulted in more eligible consumers requesting and being granted deferments.

The following is a summary of total deferrals as a percentage of receivables outstanding:

	June 30, 2009	June 30, 2008

Never deferred	66.9%	75.3%

Deferred:
1-2 times	26.0	20.6
3-4 times	7.0	3.7
Greater than 4 times	0.1	0.4

Total deferred	33.1	24.7

Total	100.0%	100.0%

We evaluate the results of our deferment strategies based upon the amount of cash installments that are collected on accounts after they have been deferred versus the extent to which the collateral underlying the deferred accounts has depreciated over the same period of time. Based on this evaluation, we believe that payment deferrals granted according to our policies and guidelines are an effective portfolio management technique and result in higher ultimate cash collections from the portfolio.

Changes in deferment levels do not have a direct impact on the ultimate amount of finance receivables charged off by us. However, the timing of a charge-off may be affected if the previously deferred account ultimately results in a charge-off. To the extent that deferrals impact the ultimate timing of when an account is charged off, historical charge-off ratios and loss confirmation periods used in the determination of the adequacy of our allowance for loan losses are also impacted. Increased use of deferrals may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the loan portfolio and therefore increase the allowance for loan losses and related provision for loan losses. Changes in these ratios and periods are considered in determining the appropriate level of allowance for loan losses and related provision for loan losses.

Charge-offs

The following table presents charge-off data with respect to our finance receivables portfolio (dollars in thousands):

Years Ended June 30,	2009	2008	2007
Finance receivables:
Repossession charge-offs	$1,573,006	$1,496,713	$1,070,778
Less: Recoveries	(626,245)	(670,307)	(539,524)
Mandatory charge-offs (a)	86,093	173,640	106,840

Net charge-offs	$1,032,854	$1,000,046	$638,094

Net charge-offs as a percentage of average receivables:	7.9%	6.2%	4.7%

Recoveries as a percentage of gross repossession charge-offs:	39.8%	44.8%	48.8%

(a)	Mandatory charge-offs represent accounts 120 days delinquent that are charged off in full with no recovery amounts realized at time of charge-off and the net write-down of finance receivables in repossession to the net realizable value of the repossessed vehicle when the repossessed vehicle is legally available for sale.

Net charge-offs as a percentage of average receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The increase in net charge-offs through fiscal 2009, as a percentage of average receivables, as compared to fiscal 2007, was a result of weaker economic conditions, an increase in the average age or seasoning of the portfolio and a decline in wholesale auction values for used cars.

LIQUIDITY AND CAPITAL RESOURCES

General

Our primary sources of cash have been finance charge income, servicing fees, distributions from securitization Trusts, net proceeds from senior notes and convertible senior notes transactions, borrowings under credit facilities, transfers of finance receivables to Trusts in securitization transactions and collections and recoveries on finance receivables. Our primary uses of cash have been purchases of finance receivables, repayment of credit facilities, securitization notes payable and other indebtedness, funding credit enhancement requirements for securitization transactions and credit facilities, repurchases of unsecured debt, operating expenses, and income taxes.

We used cash of $1,280.3 million, $6,260.2 million and $8,832.4 million for the purchase of finance receivables during fiscal 2009, 2008 and 2007, respectively. These purchases were funded initially utilizing cash and borrowings under credit facilities and our strategy is to subsequently obtain long-term financing for finance receivables in securitization transactions.

Credit Facilities

In the normal course of business, in addition to using our available cash, we pledge receivables to and borrow under our credit facilities to fund our operations and repay these borrowings as appropriate under our cash management strategy.

As of June 30, 2009, credit facilities consisted of the following (in millions):

Facility Type	Maturity (a)	Facility Amount	Advances Outstanding
Master warehouse facility	March 2010	$1,090.4	$569.8
Medium term note facility	October 2009	750.0	750.0
Prime/near prime facility (b)			250.3
Lease warehouse facility (c)			60.0

		$1,840.4	$1,630.1

(a)	Because the facilities are non-recourse to us, the outstanding debt balance at maturity will generally be repaid over time based on the amortization of receivables pledged.
(b)	In April 2009, the prime/near prime facility was amended to end the revolving period and the outstanding debt balance will be repaid over time based on the amortization of the receivables pledged.
(c)	In June 2009, the lease warehouse facility was amended to end the revolving period and to provide for quarterly payments of approximately $20.0 million until April 2010 when the facility will be repaid in full.

In March 2009, we amended and extended our master warehouse facility. The amendment, which was approved by all ten active lenders in the facility, reduced the size of the facility to $1,110.4 million from $2,245.0 million, and extended the revolving period to March 2010 from October 2009. In March 2010 when the revolving period ends, the outstanding balance will be repaid over time based on the amortization of the receivables pledged until April 2011 when the remaining balance will be due and payable. We also amended certain covenants under the facility, including: (i) increasing the maximum rolling six-month annualized portfolio net loss ratio to 10.0% through October 2009, 12.0% through December 2009, 12.25% through March 2010 and 12.0% thereafter, (ii) removing the 364-day aging limitation on pledged receivables and (iii) lowering the minimum interest coverage requirement to 1.05 times earnings before interest, taxes, depreciation and amortization, except for the September 2009, December 2009 and March 2010 quarters, when it is 0.75 times earnings before interest, taxes, depreciation and amortization. In conjunction with the amendment, the advance rate on the master warehouse facility declined immediately from approximately 85% to approximately 80% and will gradually decrease to approximately 68% by February 2010. In May 2009, we reduced the facility size to $1,090.4 million from $1,110.4 million and we further reduced the facility size in July 2009 to $1,000.0 million to align our borrowing capacity with our origination levels.

Also in March 2009, we amended the rolling six-month annualized portfolio net loss ratio covenant in our medium term note facility to levels consistent with changes in the master warehouse facility. In October 2009, when the revolving period ends, the outstanding balance will be repaid over time based on the amortization of the receivables pledged until October 2016 when any remaining amount will be due and payable.

Our credit facilities contain various covenants requiring certain minimum financial ratios, asset quality and portfolio performance ratios (portfolio net loss and delinquency ratios, and pool level cumulative net loss ratios) as well as limits on deferment levels. As of June 30, 2009, we were in compliance with all covenants in our senior note and convertible senior note indentures. As of and subsequent to June 30, 2009, we were in violation of a covenant relating to a required interest rate hedge contained in our prime/near prime facility and such violation was cured and waived by the lenders in August 2009.

Senior Notes

In June 2007, we issued $200.0 million of senior notes due in June 2015. Interest on the senior notes is payable semiannually at a rate of 8.5%. The notes will be redeemable, at our option, in whole or in part, at any time on or after July 1, 2011, at specific redemption prices.

In November 2008, we entered into a purchase agreement with Fairholme under which Fairholme purchased $123.2 million of asset-backed securities, consisting of $50.6 million of Class B Notes and $72.6 million of Class C Notes in the AmeriCredit Automobile Receivables Trust (“AMCAR”) 2008-2 transaction. We also issued 15,122,670 shares of our common stock to Fairholme, in a non-cash transaction, in exchange for $108.4 million of our senior notes due 2015, held by Fairholme, at a price of $840 per $1,000 principal amount of the notes. We recognized a gain of $14.7 million, net of transaction costs, on retirement of debt in the exchange. Fairholme and its affiliates held approximately 19.8% of our outstanding common stock prior to the issuance of the shares described above.

Convertible Senior Notes

In September 2006, we issued $550.0 million of convertible senior notes of which $275.0 million are due in 2011, bearing interest at a rate of 0.75% per annum, and $275.0 million are due in 2013, bearing interest at a rate of 2.125% per annum. Interest on the notes is payable semiannually. Subject to certain conditions, the notes, which are uncollateralized, may be converted prior to maturity into shares of our common stock at an initial conversion price of $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. Upon conversion, the conversion value will be paid in: 1) cash equal to the principal amount of the notes and 2) to the extent the conversion value exceeds the principal amount of the notes, shares of our common stock. The notes are convertible only in the following circumstances: 1) if the closing sale price of our common stock exceeds 130% of the conversion price during specified periods set forth in the indentures under which the notes were issued, 2) if the average trading price per $1,000 principal amount of the notes is less than or equal to 98% of the average conversion value of the notes during specified periods set forth in the indentures under which the notes were issued or 3) upon the occurrence of specific corporate transactions set forth in the indentures under which the notes were issued.

In connection with the issuance of these convertible senior notes, we used net proceeds of $246.8 million to purchase 10,109,500 shares of our common stock.

In conjunction with the issuance of the convertible senior notes, we purchased call options that entitle us to purchase shares of our common stock in an amount equal to the number of shares issued upon conversion of the notes at $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. These call options are expected to allow us to offset the dilution of our shares if the conversion feature of the convertible senior notes is exercised.

We also sold warrants to purchase 9,796,408 shares of our common stock at $35 per share and 9,012,713 shares of our common stock at $40 per share for the notes due in 2011 and 2013, respectively. In no event are we required to deliver a number of shares in connection with the exercise of these warrants in excess of twice the aggregate number of shares initially issuable upon the exercise of the warrants.

We have analyzed the conversion feature, call option and warrant transactions under Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In a Company’s Own Stock (ASC 815 10 65-3), and determined they meet the criteria for classification as equity transactions. As a result, both the cost of the call options and the proceeds of the warrants are reflected in additional paid-in capital on our consolidated balance sheets, and we will not recognize subsequent changes in their fair value.

As a result of adopting FSP APB 14-1 (ASC 470 20 65-1) on July 1, 2009, we have separately accounted for the liability and equity components of the convertible senior notes due in September 2011 and 2013, retrospectively, based on our determination that our borrowing rate at the time of issuance for unsecured senior debt without an equity conversion feature was approximately 7%. At issuance, the liability and equity components were $404.3 million and $145.7 million ($91.7 million net of deferred taxes), respectively. The debt discount is being amortized to interest expense based on the effective interest method. The carrying value as of June 30, 2009 was $392.5 million (net of debt discount of $69.5 million).

During fiscal 2009, we repurchased on the open market $28.0 million par value of our convertible senior notes due in 2011 at an average price of 44.2% of the principal amount of the notes repurchased. We also repurchased $60.0 million par value of our convertible senior notes due in 2013 at an average price of 44.1% of the principal amount of the notes repurchased. In connection with these repurchases, we recorded a gain on retirement of debt of $32.7 million, which reflects a $15.0 million adjustment related to the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1).

During fiscal 2009, we repurchased and retired all $200.0 million of our convertible notes due in November 2023 at an average price equal to 99.5% of the principal amount of the notes redeemed. We recorded a gain on retirement of debt of $0.8 million.

Contractual Obligations

The following table summarizes the expected scheduled principal and interest payments, where applicable, under our contractual obligations (in thousands):

Years Ending June 30,	2010	2011	2012	2013	2014	Thereafter	Total
Operating leases	$13,873	$11,884	$9,046	$8,924	$5,640	$20,614	$69,981
Other notes payable	482	118					600
Master warehouse facility	569,756						569,756
Medium term note facility	212,984	177,645	139,159	121,533	79,995	18,684	750,000
Prime/ near prime facility	112,272	108,635	29,470				250,377
Lease warehouse facility	60,000						60,000
Securitization notes payable	3,221,439	2,280,382	1,698,314	233,825			7,433,960
Senior notes						91,620	91,620
Convertible senior notes			247,000		215,017		462,017
Total expected interest payments (a)	441,729	245,377	92,904	30,094	12,507	1,305	823,916

Total	$4,632,535	$2,824,041	$2,215,893	$394,376	$313,159	$132,223	$10,512,227

(a)	Interest expense is calculated based on LIBOR plus the respective credit spreads and specified fees associated with each respective warehouse facility, the coupon rate for the senior notes and convertible senior notes and a fixed rate of interest for our securitization notes payable. Interest expense on the floating rate tranches of the securitization notes payable is converted to a fixed rate based on the floating rate plus any expected hedge payments.

We adopted the provisions of FIN 48 (ASC 740 10 65-1) on July 1, 2007. As of June 30, 2009, we had liabilities associated with uncertain tax positions of $52.1 million. The table above does not include these liabilities due to the high degree of uncertainty regarding the future cash flows associated with these amounts.

Securitizations

We have completed 65 securitization transactions through June 30, 2009, excluding securitization Trusts entered into by BVAC and LBAC prior to their acquisition by us. The proceeds from the transactions were primarily used to repay borrowings outstanding under our credit facilities.

A summary of the active transactions is as follows (in millions):

Transaction	Date	Original Amount	Balance at June 30, 2009
2004-D-F	November 2004	$750.0	$48.3
2005-A-X	February 2005	900.0	72.3
2005-1	April 2005	750.0	57.1
2005-B-M	June 2005	1,350.0	159.4
2005-C-F	August 2005	1,100.0	160.1
2005-D-A	November 2005	1,400.0	245.1
2006-1	March 2006	945.0	162.8
2006-R-M	May 2006	1,200.0	452.6
2006-A-F	July 2006	1,350.0	371.3
2006-B-G	September 2006	1,200.0	386.5
2007-A-X	January 2007	1,200.0	447.9
2007-B-F	April 2007	1,500.0	650.9
2007-1	May 2007	1,000.0	430.8
2007-C-M	July 2007	1,500.0	742.0
2007-D-F	September 2007	1,000.0	539.0
2007-2-M	October 2007	1,000.0	535.2
2008-A-F	May 2008	750.0	518.8
2008-1	October 2008	500.0	388.4
2008-2	November 2008	500.0	400.1
BV2005-LJ-1	February 2005	232.1	26.8
BV2005-LJ-2	July 2005	185.6	26.7
BV2005-3	December 2005	220.1	43.1
LB2004-C	December 2004	350.0	23.5
LB2005-A	June 2005	350.0	41.0
LB2005-B	October 2005	350.0	53.2
LB2006-A	May 2006	450.0	97.0
LB2006-B	September 2006	500.0	148.2
LB2007-A	March 2007	486.0	198.6

Total active securitizations		$23,018.8	$7,426.7

We structure our securitization transactions as secured financings. Finance receivables are transferred to a securitization Trust, which is one of our special purpose finance subsidiaries, and the Trusts issue one or more series of asset-backed securities (securitization notes payable). While these Trusts are included in our consolidated financial statements, these Trusts are separate legal entities; thus the finance receivables and other assets held by these Trusts are legally owned by these Trusts, are available to satisfy the related securitization notes payable and are not available to our creditors or our other subsidiaries.

At the time of securitization of finance receivables, we are required to pledge assets equal to a specified percentage of the securitization pool to provide credit enhancement required for specific credit ratings for the asset-backed securities issued by the Trusts.

Generally, we employ two types of securitization structures. The structure we had utilized most frequently involves the purchase of a financial guaranty insurance policy issued by an insurer. Because the financial guaranty insurers historically used by us have either been downgraded by the rating agencies due to risk exposures on insurance policies that guarantee mortgage debt or have decided to no longer issue insurance policies on asset-backed securities, we do not anticipate utilizing this structure in the foreseeable future.

The second type of securitization structure we use and the structure we anticipate utilizing for the foreseeable future, involves the sale of subordinated asset-backed securities in order to provide credit enhancement for the senior asset-backed securities. In July 2009, we entered into a senior subordinated securitization, AMCAR 2009-1, that has initial cash deposit and overcollateralization requirements of 28.1%. This level of credit enhancement requires significantly greater use of our capital than in similar securitization transactions we have completed in the past. Increases or decreases to the credit enhancement level required in future securitization transactions will depend, in part, on the net interest margin of the finance receivables transferred, the collateral characteristics of the finance receivables transferred, credit performance trends of our finance receivables, our financial condition and the economic environment.

In April 2008, we entered into a one year, $2 billion forward purchase commitment agreement with Deutsche. Under this agreement and subject to certain terms, Deutsche committed to purchase triple-A rated asset-backed securities issued by our sub-prime AMCAR securitization platform in registered public offerings. We paid $20.0 million of upfront commitment fees and issued a warrant to purchase up to 7.5 million shares of our common stock valued at $48.9 million in connection with the agreement. We utilized $752.8 million of the commitment in conjunction with the execution of our AMCAR 2008-1 and 2008-2 transactions. Unamortized warrant costs of $38.7 million and unamortized commitment fees of $15.8 million, as of June 30, 2008, are included in other assets on the consolidated balance sheets. Effective December 19, 2008, we executed a letter agreement with Deutsche whereby the parties mutually agreed to terminate the forward purchase commitment agreement. The remaining unamortized warrant costs of $14.3 million and unamortized commitment fees of $5.8 million at the termination date were charged to interest expense during fiscal 2009.

In September 2008, we entered into agreements with Wachovia Capital Markets, LLC and Wachovia Bank, National Association (together, “Wachovia”), to establish two funding facilities under which Wachovia would provide total funding of $117.7 million, during the one year term of the facilities, secured by asset-backed securities as collateral. In conjunction with our AMCAR 2008-1 transaction, we obtained funding under these facilities of $48.9 million by pledging double-A rated asset-backed securities (the “Class B Notes”) as collateral and $68.8 million by pledging single-A rated asset-backed securities (the “Class C Notes”) as collateral. Under these funding facilities, we retained the Class B Notes and the Class C Notes issued in the transaction and then sold the retained notes to a special purpose subsidiary, which in turn pledged such retained notes as collateral to secure the funding under the two facilities.

Currently, the facilities are fully utilized. At the end of the one year term, the facilities, if not renewed, will amortize in accordance with the securitization transaction until paid off. We paid $1.9 million of upfront commitment fees and issued a warrant to purchase up to 1.0 million shares of our common stock valued at $8.3 million in connection with these facilities, which are being amortized to interest expense over the one year term of the facilities. Unamortized warrant costs of $2.0 million and unamortized commitment fees of $0.5 million, as of June 30, 2009, are included in other assets on the consolidated balance sheets.

In November 2008, we entered into a purchase agreement with Fairholme under which Fairholme purchased $123.2 million of asset-backed securities, consisting of $50.6 million of Class B Notes and $72.6 million of Class C Notes in the AMCAR 2008-2 transaction.

We have analyzed the warrant transactions described above under Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In a Company’s Own Stock (ASC 815 10 65-3), and determined they meet the criteria for classification as equity transactions. As a result, the amortization of the warrant costs is reflected in additional paid-in capital on our consolidated balance sheets, and we will not recognize subsequent changes in their fair value.

Cash flows related to securitization transactions were as follows (in millions):

Years Ended June 30,	2009	2008	2007
Initial credit enhancement deposits:
Restricted cash	$25.8	$82.4	$135.6
Overcollateralization	289.1	384.1	408.9
Distributions from Trusts:
Secured financing Trusts	429.5	668.5	854.2
Gain on sale Trusts		7.5	93.3

The agreements with the insurers of our securitization transactions covered by a financial guaranty insurance policy provide that if portfolio performance ratios (delinquency, cumulative default or cumulative net loss) in a Trust’s pool of receivables exceed certain targets, the specified credit enhancement levels would be increased.

The securitization transactions insured by some of our financial guaranty insurance providers are cross-collateralized to a limited extent. In the event of a shortfall in the original targeted credit enhancement requirement for any of these securitization Trusts after a certain period of time, excess cash flows from other transactions insured by the same insurance provider would be used to satisfy the shortfall amount.

During fiscal 2008 and 2009, three securitizations (LB2006-A, LB2006-B and LB2007-A) had delinquency ratios in excess of the targeted levels. Two of these LBAC securitizations (LB2006-B and LB2007-A) also had cumulative net loss and cumulative default ratios in excess of the targeted levels. As part of an arrangement with the insurer of these transactions, the excess cash flows from our other securitizations insured by this insurer were used to fund higher credit enhancement requirements in the LBAC Trusts which exceeded the portfolio performance ratios. The higher required credit enhancement levels in these three LBAC Trusts were reached as of June 30, 2008. Two other LBAC securitizations (LB2005-A and LB2005-B) had delinquency ratios in excess of their targeted levels as of June 30, 2009. Excess cash flows from these Trusts are being used to build higher credit enhancement in each respective Trust instead of being distributed to us.

During fiscal 2008, we entered into an agreement with an insurer to increase the portfolio performance ratios in the 2007-2-M securitization. In return for higher portfolio performance ratios, we agreed to use excess cash flow from other securitizations insured by this insurer to fund the higher credit enhancement requirement for the 2007-2-M Trust. As of June 30, 2008, we had reached the higher required credit enhancement in this Trust. During fiscal 2009, we amended certain other portfolio performance ratios in this securitization and in return we agreed to increase the restricted cash account in this securitization by approximately $5 million.

The agreements that we have entered into with our financial guaranty insurance providers in connection with securitization transactions insured by them contain additional specified targeted portfolio performance ratios (delinquency, cumulative default and cumulative net loss) that are higher than the limits referred to above. If, at any measurement date, the targeted portfolio performance ratios with respect to any insured Trust were to exceed these additional levels, provisions of the agreements permit the financial guaranty insurance providers to declare the occurrence of an event of default and take steps to terminate our servicing rights to the receivables sold to that Trust. In addition, the servicing agreements on certain insured securitization Trusts are cross-defaulted so that a default declared under one servicing agreement would allow the financial guaranty insurance provider to terminate our servicing rights under all servicing agreements for securitization Trusts in which they issued a financial guaranty insurance policy. Additionally, if these higher targeted portfolio performance levels were exceeded and the financial guaranty insurance providers elect to declare an event of default, the insurance providers may retain all excess cash generated by other securitization transactions insured by them as additional credit enhancement. This, in turn, could result in defaults under our other securitizations and other material indebtedness, including under our senior note and convertible note indentures. Although we have never exceeded these additional targeted portfolio performance ratios, and we currently believe it is unlikely that an event of default would be declared and our servicing rights terminated if we were to exceed these higher targeted ratios, there can be no assurance that an event of default will not be declared and our servicing rights will not be terminated if (i) such targeted portfolio performance ratios are breached, (ii) we breach our obligations under the servicing agreements, (iii) the financial guaranty insurance providers are required to make payments under a policy, or (iv) certain bankruptcy or insolvency events were to occur. As of June 30, 2009, no such servicing right termination events have occurred with respect to any of the Trusts formed by us.

Stock Repurchases

During fiscal 2008 and 2007, we repurchased 5,734,850 shares of our common stock at an average cost of $22.30 per share, and 13,466,030 shares of our common stock at an average cost of $24.06 per share, respectively. We did not repurchase any shares of common stock in fiscal 2009.

We have repurchased $1,374.8 million of our common stock since inception of our share repurchase program in April 2004, and we have remaining authorization to repurchase $172.0 million of our common stock. Covenants in our indentures entered into with respect to our senior notes and convertible senior notes limit our ability to repurchase stock. Currently, we are not eligible to repurchase shares under the indenture limits and do not anticipate pursuing repurchase activity for the foreseeable future.

Recent Market Developments

We anticipate a number of factors will continue to adversely impact our liquidity in fiscal 2010: (i) higher credit enhancement levels in our credit facilities and in any securitization transactions we may execute, (ii) unprecedented disruptions in the capital markets making the availability of credit facilities and execution of securitization transactions more challenging and expensive, and (iii) decreasing cash distributions from our securitization Trusts due to weaker credit performance.

Throughout calendar 2008 and the first half of calendar 2009, we continually revised our operating plans in an effort to preserve and strengthen our capital and liquidity position and to maintain sufficient capacity on our credit facilities to fund new loan originations until capital market conditions improve for securitization transactions. Under these revised plans, we increased the minimum credit score requirements and tightened loan structures for new loan originations, decreased our originations infrastructure by closing and consolidating credit center locations, selectively decreased the number of dealers from whom we purchase loans and reduced originations and support function headcount. We have discontinued new originations in our direct lending, leasing and specialty prime platforms, certain partner relationships, and in Canada. Our origination levels were reduced to $175 million for the three months ended June 30, 2009, compared to $780 million for the three months ended June 30, 2008. We completed a securitization transaction in July 2009 and used the proceeds primarily to repay borrowings under our credit facilities. As a result, we have greater unused borrowing capacity on our credit facilities and we are seeking to modestly increase origination levels in fiscal 2010 from our annualized originations levels for the three months ended June 30, 2009.

We believe we have sufficient liquidity and warehouse capacity to operate through fiscal 2010. With the amendment of our master warehouse facility, execution of our AMCAR 2009-1 securitization and our current targeted level of new loan originations we do not anticipate having to access the securitization market again until the second half of fiscal 2010. However, if we are unable to renew our master warehouse facility at a sufficient size at maturity in March 2010 or if the asset-backed securities market is not accessible on reasonable terms in the second half of fiscal 2010, we may need to curtail or even suspend origination activities to sustain adequate liquidity.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fluctuations in market interest rates impact our credit facilities and securitization transactions. Our gross interest rate spread, which is the difference between interest earned on our finance receivables and interest paid, is affected by changes in interest rates as a result of our dependence upon the issuance of variable rate securities and the incurrence of variable rate debt to fund our purchases of finance receivables.

Credit Facilities

Finance receivables purchased by us and pledged to secure borrowings under our credit facilities bear fixed interest rates. Amounts borrowed under our credit facilities bear interest at variable rates that are subject to frequent adjustments to reflect prevailing market interest rates. To protect the interest rate spread within each credit facility, our special purpose finance subsidiaries are contractually required to purchase interest rate cap agreements in connection with borrowings under our credit facilities. The purchaser of the interest rate cap agreement pays a premium in return for the right to receive the difference in the interest cost at any time a specified index of market interest rates rises above the stipulated “cap” rate. The purchaser of the interest rate cap agreement bears no obligation or liability if interest rates fall below the “cap” rate. As part of our interest rate risk management strategy and when economically feasible, we may simultaneously sell a corresponding interest rate cap agreement in order to offset the premium paid by our special purpose finance subsidiary to purchase the interest rate cap agreement and thus retain the interest rate risk. The fair value of the interest rate cap agreement purchased by the special purpose finance subsidiary is included in other assets and the fair value of the interest rate cap agreement sold by us is included in other liabilities on our consolidated balance sheets.

In November 2006, we entered into interest rate swap agreements to hedge the variability in interest payments on our medium term note facility caused by fluctuations in the benchmark interest rate. These interest rate swap agreements are designated and qualify as cash flow hedges. The fair values of the interest rate swap agreements are included in liabilities on the consolidated balance sheets.

Securitizations

The interest rate demanded by investors in our securitization transactions depends on prevailing market interest rates for comparable transactions and the general interest rate environment. We utilize several strategies to minimize the impact of interest rate fluctuations on our gross interest rate margin, including the use of derivative financial instruments and the regular sale or pledging of auto receivables to securitization Trusts.

In our securitization transactions, we transfer fixed rate finance receivables to Trusts that, in turn, sell either fixed rate or floating rate securities to investors. The fixed rates on securities issued by the Trusts are indexed to market interest rate swap spreads for transactions of similar duration or various London Interbank Offered Rates (“LIBOR”) and do not fluctuate during the term of the securitization. The floating rates on securities issued by the Trusts are indexed to LIBOR and fluctuate periodically based on movements in LIBOR. Derivative financial instruments, such as interest rate swap and cap agreements, are used to manage the gross interest rate spread on these transactions. We use interest rate swap agreements to convert the variable rate exposures on securities issued by our securitization Trusts to a fixed rate, thereby locking in the gross interest rate spread to be earned by us over the life of a securitization. Interest rate swap agreements purchased by us do not impact the amount of cash flows to be received by holders of the asset-backed securities issued by the Trusts. The interest rate swap agreements serve to offset the impact of increased or decreased interest paid by the Trusts on floating rate asset-backed securities on the cash flows to be received by us from the Trusts. We utilize such arrangements to modify our net interest sensitivity to levels deemed appropriate based on our risk tolerance. In circumstances where the interest rate risk is deemed to be tolerable, usually if the risk is less than one year in term at inception, we may choose not to hedge potential fluctuations in cash flows due to changes in interest rates. Our special purpose finance subsidiaries are contractually required to purchase a derivative financial instrument to protect the net spread in connection with the issuance of floating rate securities even if we choose not to hedge our future cash flows. Although the interest rate cap agreements are purchased by the Trusts, cash outflows from the Trusts ultimately impact our retained interests in the securitization transactions as cash expended by the securitization Trusts will decrease the ultimate amount of cash to be received by us. Therefore, when economically feasible, we may simultaneously sell a corresponding interest rate cap agreement to offset the premium paid by the Trust to purchase the interest rate cap agreement. The fair value of the interest rate cap agreements purchased by the special purpose finance subsidiaries in connection with securitization transactions are included in other assets and the fair value of the interest rate cap agreements sold by us are included in other liabilities on our consolidated balance sheets. Changes in the fair value of the interest rate cap agreements are reflected in interest expense on our consolidated statements of operations and comprehensive operations.

We have entered into interest rate swap agreements to hedge the variability in interest payments on nine of our active securitization transactions. Portions of these interest rate swap agreements are designated and qualify as cash flow hedges. The fair value of interest rate swap agreements designated as hedges is included in liabilities on the consolidated balance sheets. Interest rate swap agreements that are not designated as hedges are included in other assets on the consolidated balance sheets.

The following table provides information about our interest rate-sensitive financial instruments by expected maturity date as of June 30, 2009 (dollars in thousands):

Years Ending June 30,	2010	2011	2012	2013	2014	Thereafter	Fair Value
Assets:

Finance receivables
Principal amounts	$4,377,885	$3,049,845	$1,973,972	$1,083,894	$384,822	$57,551	$9,717,655
Weighted average annual percentage rate	15.56%	15.61%	15.65%	15.65%	15.63%	15.42%
Interest rate swaps
Notional amounts	$864,354	$911,639	$744,329	$72,225			$24,267
Average pay rate	4.24%	4.20%	3.16%	1.72%
Average receive rate	0.67%	1.75%	2.07%	1.47%
Interest rate caps purchased
Notional amounts	$415,190	$427,643	$308,301	$294,311	$191,645	$277,796	$15,858
Average strike rate	4.33%	4.49%	4.60%	4.60%	4.68%	3.80%

Liabilities:
Credit facilities
Principal amounts	$955,012	$286,281	$168,629	$121,533	$79,995	$18,683	$1,630,133
Weighted average effective interest rate	3.95%	3.30%	4.83%	5.63%	6.05%	6.31%
Securitization notes payable
Principal amounts	$3,221,439	$2,280,382	$1,698,314	$233,825			$6,879,245
Weighted average effective interest rate	4.15%	4.75%	5.48%	7.04%
Senior notes
Principal amounts						$91,620	$85,207
Weighted average effective interest rate						8.5%
Convertible senior notes
Principal amounts			$247,000		215,017		$328,396
Weighted average effective coupon interest rate			0.75%		2.125%
Interest rate swaps
Notional amounts	$864,354	$911,639	$744,329	$72,225			$131,885
Average pay rate	4.24%	4.20%	3.16%	1.72%
Average receive rate	0.67%	1.75%	2.07%	1.47%
Interest rate caps sold
Notional amounts	$298,675	$353,224	$306,219	$293,491	$191,641	$277,796	$16,644
Average strike rate	4.64%	4.60%	4.60%	4.60%	4.68%	3.80%

The following table provides information about our interest rate-sensitive financial instruments by expected maturity date as of June 30, 2008 (dollars in thousands):

Years Ending June 30,	2009	2010	2011	2012	2013	Thereafter	Fair Value

Assets:
Finance receivables
Principal amounts	$5,702,779	$4,027,735	$2,668,522	$1,595,780	$759,072	$227,524	$13,826,318
Weighted average annual percentage rate	15.45%	15.36%	15.38%	15.33%	15.19%	14.77%
Interest rate caps purchased
Notional amounts	$582,906	$491,350	$504,671	$459,463	$481,186	$653,709	$36,471
Average strike rate	3.26%	3.25%	3.17%	3.19%	3.34%	4.14%

Liabilities:
Credit facilities
Principal amounts	$707,826	$2,220,335					$2,928,161
Weighted average effective interest rate	3.13%	3.76%
Securitization notes payable
Principal amounts	$4,374,874	$3,039,204	$1,853,503	$1,071,024	$82,779		$10,006,738
Weighted average effective interest rate	4.68%	4.98%	5.32%	5.84%	6.96%
Senior notes
Principal amounts						$200,000	$160,500
Weighted average effective interest rate						8.50%
Convertible senior notes
Principal amounts				$275,000		$475,000	$519,813
Weighted average effective coupon interest rate				0.75%		1.97%
Interest rate swaps
Notional amounts	$1,315,773	$584,458	$671,899	$609,329			$72,697
Average pay rate	3.69%	4.99%	5.14%	5.24%
Average receive rate	3.22%	4.71%	5.02%	5.26%
Interest rate caps sold
Notional amounts	$582,906	$418,519	$438,501	$459,463	$481,186	$653,709	$36,381
Average strike rate	3.14%	3.14%	3.14%	3.19%	3.34%	4.14%

Finance receivables are estimated to be realized by us in future periods using discount rate, prepayment and credit loss assumptions similar to our historical experience. Notional amounts on interest rate swap and cap agreements are based on contractual terms. Credit facilities and securitization notes payable amounts have been classified based on expected payoff. Senior notes and convertible senior notes principal amounts have been classified based on maturity.

The notional amounts of interest rate swap and cap agreements, which are used to calculate the contractual payments to be exchanged under the contracts, represent average amounts that will be outstanding for each of the years included in the table. Notional amounts do not represent amounts exchanged by parties and, thus, are not a measure of our exposure to loss through our use of these agreements.

Management monitors our hedging activities to ensure that the value of derivative financial instruments, their correlation to the contracts being hedged and the amounts being hedged continue to provide effective protection against interest rate risk. However, there can be no assurance that our strategies will be effective in minimizing interest rate risk or that increases in interest rates will not have an adverse effect on our profitability. All transactions are entered into for purposes other than trading.

Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards No. 141R

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations (“SFAS 141R”) (ASC 805 10 65-1), which replaces Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141R (ASC 805 10 65-1) establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration and certain acquired contingencies. SFAS 141R (ASC 805 10 65-1) also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R (ASC 805 10 65-1) will be applicable prospectively to business combinations beginning in our 2010 fiscal year. We do not anticipate the adoption of SFAS 141R (ASC 805 10 65-1) to have an impact on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 166

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, (“SFAS 166”) (ASC 860 10 65-2). SFAS 166 (ASC 860 10 65-2) limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The concept of a qualifying special-purpose entity is removed from SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities along with the exception from applying Financial Accounting Standards Board

Interpretation (“FIN”) 46(R) Consolidation of Variable Interest Entities (“FIN 46(R)”) (ASC 810 10 25-20). The standard is effective for us beginning with the first quarter in fiscal 2011. We are currently evaluating the impact that SFAS 166 (ASC 860 10 65-2) will have on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 167

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (“SFAS 167”) (ASC 810 10 25-20). The standard amends FIN 46(R) (ASC 810 10 25-20) to require a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest. A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance. Ongoing reassessment of whether a company is the primary beneficiary is also required by the standard. SFAS 167 (ASC 810 10 25-20) amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE. The standard also eliminates certain exceptions that were available under FIN 46(R) (810 10 25-20). SFAS 167 (ASC 810 10 25-20) is effective for us beginning with the first quarter in fiscal 2011. Comparative disclosures will be required for periods after the effective date. We are currently evaluating the impact that SFAS 167 (ASC 810 10 25-20) will have on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 168

In June 2009, the FASB issued SFAS No. 168 The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (“SFAS 168”)(Accounting Standards Codification “ASC” 105 10 65-1) as the source of authoritative generally accepted accounting principles for nongovernmental entities. SFAS 168 (ASC 105 10 65-1) is effective for interim and annual periods ending after September 15, 2009 and is not expected to have any impact on our consolidated financial statements. Between now and adoption, we have included the ASC references in parenthesis.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AMERICREDIT CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,
	2009 (a) (Revised)	2008 (a) (Revised)
Assets
Cash and cash equivalents	$193,287	$433,493
Finance receivables, net	10,037,329	14,030,299
Restricted cash – securitization notes payable	851,606	982,670
Restricted cash – credit facilities	195,079	259,699
Property and equipment, net	44,195	55,471
Leased vehicles, net	156,387	210,857
Deferred income taxes	75,782	280,755
Income tax receivable	197,579	22,897
Other assets	207,083	232,060

Total assets	$11,958,327	$16,508,201

Liabilities and Shareholders’ Equity
Liabilities:
Credit facilities	$1,630,133	$2,928,161
Securitization notes payable	7,426,687	10,420,327
Senior notes	91,620	200,000
Convertible senior notes	392,514	642,599
Accrued taxes and expenses	157,640	237,906
Interest rate swap agreements	131,885	72,697
Other liabilities	20,540	41,249

Total liabilities	9,851,019	14,542,939

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.01 par value per share, 20,000,000 shares authorized; none issued
Common stock, $.01 par value per share, 350,000,000 shares authorized; 134,977,812 and 118,766,250 shares issued	1,350	1,188
Additional paid-in capital	284,961	134,064
Accumulated other comprehensive loss	(21,099)	(6,404)
Retained earnings	1,878,459	1,889,348

	2,143,671	2,018,196
Treasury stock, at cost (1,806,446 and 2,454,534 shares)	(36,363)	(52,934)

Total shareholders’ equity	2,107,308	1,965,262

Total liabilities and shareholders’ equity	$11,958,327	$16,508,201

(a)	Revised for the Financial Accounting Standards Board (“FASB”) issuance of FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) (Accounting Standards Codification “ASC” 470 20 65-1). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

(dollars in thousands, except per share data)

	Years Ended June 30,
	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)
Revenue
Finance charge income	$1,902,684	$2,382,484	$2,142,470
Other income	116,488	160,598	145,456
Gain on retirement of debt	48,152
Gain on sale of equity investment			51,997

	2,067,324	2,543,082	2,339,923

Costs and expenses
Operating expenses	308,803	397,814	398,434
Lease depreciation	47,880	36,362	1,283
Provision for loan losses	972,381	1,130,962	727,653
Impairment of goodwill		212,595
Interest expense	726,560	858,874	696,600
Restructuring charges, net	11,847	20,116	(339)

	2,067,471	2,656,723	1,823,631

(Loss) income before income taxes	(147)	(113,641)	516,292

Income tax provision (benefit)	10,742	(31,272)	166,329

Net (loss) income	(10,889)	(82,369)	349,963

Other comprehensive loss
Unrealized losses on cash flow hedges	(26,871)	(84,404)	(1,036)
Foreign currency translation adjustment	750	5,855	4,521
Unrealized losses on credit enhancement assets		(232)	(3,043)
Increase in fair value of equity investment			4,497
Reclassification of gain on sale of equity investment into earnings			(51,997)
Income tax benefit	11,426	26,683	18,470

Other comprehensive loss	(14,695)	(52,098)	(28,588)

Comprehensive (loss) income	$(25,584)	$(134,467)	$321,375

(Loss) earnings per share
Basic	$(0.09)	$(0.72)	$2.94

Diluted	$(0.09)	$(0.72)	$2.65

Weighted average shares
Basic	125,239,241	114,962,241	119,155,716

Diluted	125,239,241	114,962,241	133,224,945

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Common Stock		Additional Paid-in Capital (a) (Revised)	Accumulated Other Comprehensive Income (loss)	Retained Earnings (a) (Revised)	Treasury Stock

	Shares	Amount				Shares	Amount
Balance at July 1, 2006	169,459,291	$1,695	$1,217,445	$74,282	$1,639,817	42,126,843	$(924,353)

Common stock issued on exercise of options	4,398,036	44	52,585
Equity component of convertible senior notes			91,728
Income tax benefit from exercise of options and amortization of convertible note hedges			30,196
Common stock issued for employee benefit plans	333,146	3	6,811			(76,499)	1,746
Stock based compensation expense			20,230
Purchase of warrants						17,687	(334)
Sale of warrants related to convertible debt			93,086
Purchase of call option related to convertible debt			(145,710)
Retirement of treasury stock	(53,600,000)	(536)	(1,203,320)			(53,600,000)	1,203,856
Repurchase of common stock						13,466,030	(324,054)
Other comprehensive loss, net of income tax benefit of $18,470				(28,588)
Net income					349,963

Balance at June 30, 2007	120,590,473	1,206	163,051	45,694	1,989,780	1,934,061	(43,139)

Common stock issued on exercise of options	1,138,691	11	12,561
Common stock issued on exercise of warrants	1,065,047	11	8,581
FIN 48 tax liability adjustment					(463)
Income tax benefit from exercise of options and amortization of convertible note hedges			13,443
Common stock cancelled – restricted stock	(15,050)
Common stock issued for employee benefit plans	987,089	10	2,140			(214,377)	6,606
Stock based compensation expense			17,945
Repurchase of common stock						5,734,850	(127,901)
Amortization of warrant costs			10,193
Retirement of treasury stock	(5,000,000)	(50)	(93,850)		(17,600)	(5,000,000)	111,500
Other comprehensive loss, net of income tax benefit of $26,683				(52,098)
Net loss					(82,369)

Balance at June 30, 2008	118,766,250	1,188	134,064	(6,404)	1,889,348	2,454,534	(52,934)

Common stock issued on exercise of options	131,654	1	1,053
Common stock issued relating to retirement of debt	15,122,670	151	90,830
Income tax benefit from exercise of options and amortization of convertible note hedges			10,678
Common stock cancelled – restricted stock	(47,000)
Common stock issued for employee benefit plans	1,004,238	10	(11,029)			(648,088)	16,571
Stock based compensation expense			14,264
Amortization of warrant costs			45,101
Other comprehensive loss, net of income tax benefit of $11,426				(14,695)
Net loss					(10,889)

Balance at June 30, 2009	134,977,812	$1,350	$284,961	$(21,099)	$1,878,459	1,806,446	$(36,363)

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,
	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)

Cash flows from operating activities
Net (loss) income	$(10,889)	$(82,369)	$349,963
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	109,008	86,879	36,266
Provision for loan losses	972,381	1,130,962	727,653
Deferred income taxes	226,783	(146,361)	(50,053)
Stock based compensation expense	14,264	17,945	20,230
Amortization of warrant costs	45,101	10,193
Gain on sale of equity investment			(51,997)
Gain on retirement of debt	(48,907)
Impairment of goodwill		212,595
Non-cash interest charges on convertible debt	22,506	22,062	16,246
Accretion and amortization of loan fees	19,094	29,435	(16,982)
Other	2,773	6,126	(4,241)
Changes in assets and liabilities, net of assets and liabilities acquired:
Income tax receivable	(174,682)	(22,897)
Other assets	(6,704)	(15,627)	30,313
Accrued taxes and expenses	(52,113)	11,018	21,605

Net cash provided by operating activities	1,118,615	1,259,961	1,079,003

Cash flows from investing activities
Purchases of receivables	(1,280,291)	(6,260,198)	(8,832,379)
Principal collections and recoveries on receivables	4,257,637	6,108,690	5,884,140
Distributions from gain on sale Trusts		7,466	93,271
Purchases of property and equipment	(1,003)	(8,463)	(11,604)
Net purchases of leased vehicles		(198,826)	(28,427)
Proceeds from sale of equity investment			62,961
Acquisition of LBAC, net of cash acquired			(257,813)
Investment in money market fund	(115,821)
Proceeds from money market fund	104,319
Change in restricted cash – securitization notes payable	131,064	31,683	(32,953)
Change in restricted cash – credit facilities	63,180	(92,754)	(23,579)
Change in other assets	12,960	(41,731)	2,314

Net cash provided (used) by investing activities	3,172,045	(454,133)	(3,144,069)

Cash flows from financing activities
Net change in credit facilities	(1,278,117)	385,611	232,895
Issuance of securitization notes payable	1,000,000	4,250,000	6,748,304
Payments on securitization notes payable	(3,987,424)	(5,774,035)	(4,923,625)
Retirement of convertible debt	(238,617)
Issuance of senior notes			200,000
Issuance of convertible senior notes			550,000
Debt issuance costs	(32,609)	(39,347)	(40,247)
Proceeds from sale of warrants related to convertible debt			93,086
Purchase of call option related to convertible debt			(145,710)
Repurchase of common stock		(127,901)	(324,054)
Net proceeds from issuance of common stock	3,741	25,174	58,157
Other net changes	(603)	323	15,938

Net cash (used) provided by financing activities	(4,533,629)	(1,280,175)	2,464,744

Net (decrease) increase in cash and cash equivalents	(242,969)	(474,347)	399,678
Effect of Canadian exchange rate changes on cash and cash equivalents	2,763	(2,464)	(2,614)
Cash and cash equivalents at beginning of year	433,493	910,304	513,240

Cash and cash equivalents at end of year	$193,287	$433,493	$910,304

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

History and Operations

We were formed on August 1, 1986, and, since September 1992, have been in the business of purchasing and servicing automobile sales finance contracts. From January 2007 through May 2008, we also originated leases on automobiles.

Basis of Presentation

The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries, including certain special purpose financing trusts utilized in securitization transactions (“Trusts”) which are considered variable interest entities. All intercompany transactions and accounts have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the amount of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates and those differences may be material. These estimates include, among other things, the determination of the allowance for loan losses on finance receivables, stock based compensation and income taxes.

Recent Market Developments

We anticipate a number of factors will continue to adversely impact our liquidity in fiscal 2010: (i) higher credit enhancement levels in our credit facilities and in any securitization transactions we may execute, (ii) unprecedented disruptions in the capital markets making the availability of credit facilities and execution of securitization transactions more challenging and expensive, and (iii) decreasing cash distributions from our securitization Trusts due to weaker credit performance.

Throughout calendar 2008 and the first half of calendar 2009, we continually revised our operating plans in an effort to preserve and strengthen our capital and liquidity position and to maintain sufficient capacity on our credit facilities to fund new loan originations until capital market conditions improve for securitization transactions. Under these revised plans, we increased the minimum credit score requirements and tightened loan structures for new loan originations, decreased our originations infrastructure by closing and consolidating credit center locations, selectively decreased the number of dealers from whom we purchase loans and reduced originations and support function headcount. We have discontinued new originations in our direct lending, leasing and specialty prime platforms, certain partner relationships, and in Canada. Our origination levels were reduced to $175 million for the three months ended June 30, 2009, compared to $780 million for the three months ended June 30, 2008. We completed a securitization transaction in July 2009 and used the proceeds primarily to repay borrowings under our credit facilities. As a result, we have greater unused borrowing capacity on our credit facilities and we are seeking to modestly increase origination levels in fiscal 2010 from our annualized originations levels for the three months ended June 30, 2009.

We believe we have sufficient liquidity and warehouse capacity to operate through fiscal 2010. With the amendment of our master warehouse facility, execution of our AMCAR 2009-1 securitization and our current targeted level of new loan originations we do not anticipate having to access the securitization market again until the second half of fiscal 2010. However, if we are unable to renew our master warehouse facility at a sufficient size at maturity in March 2010 or if the asset-backed securities market is not accessible on reasonable terms in the second half of fiscal 2010, we may need to curtail or even suspend origination activities to sustain adequate liquidity.

Cash Equivalents

Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents.

Finance Receivables

Finance receivables are carried at amortized cost, net of allowance for loan losses.

Allowance for Loan Losses

Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable credit losses inherent in our finance receivables.

The allowance for loan losses is established systematically based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. We review charge-off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends, such as unemployment rates, and other information in order to make the necessary judgments as to probable credit losses. We also use historical charge-off experience to determine a loss confirmation period, which is defined as the time between when an event, such as delinquency status, giving rise to a probable credit loss occurs with respect to a specific account and when such account is charged off. This loss confirmation period is applied to the forecasted probable credit losses to determine the amount of losses inherent in finance receivables at the reporting date. Assumptions regarding probable credit losses and loss confirmation periods are reviewed periodically and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above.

Charge-off Policy

Our policy is to charge off an account in the month in which the account becomes 120 days contractually delinquent if we have not repossessed the related vehicle. We charge off accounts in repossession when the automobile is repossessed and legally available for disposition. A charge-off generally represents the difference between the estimated net sales proceeds and the amount of the delinquent contract, including accrued interest. Accounts in repossession that have been charged off have been removed from finance receivables and the related repossessed automobiles, aggregating $20.4 million and $39.7 million at June 30, 2009 and 2008, respectively, are included in other assets on the consolidated balance sheets pending sale.

Securitization

The structure of our securitization transactions does not qualify under the accounting criteria for sales of finance receivables and, accordingly, such securitization transactions have been accounted for as secured financings. Therefore, following a securitization, the finance receivables and the related securitization notes payable remain on the consolidated balance sheets. We recognize finance charge and fee income on the receivables and interest expense on the securities issued in the securitization transaction, and record a provision for loan losses to recognize probable loan losses inherent in the finance receivables. Cash pledged to support the securitization transaction is deposited to a restricted account and recorded on our consolidated balance sheets as restricted cash – securitization notes payable, which is invested in highly liquid securities with original maturities of 90 days or less or in highly rated guaranteed investment contracts.

Prior to October 1, 2002, we structured our securitization transactions to meet the accounting criteria for sales of finance receivables. We also acquired two securitization Trusts which were accounted for as sales of receivables. Such securitization transactions are referred to herein as gain on sale Trusts. We had no gain on sale Trusts outstanding as of June 30, 2009.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the assets, which ranges from three to 25 years. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition and any resulting gain or loss is included in operations. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized.

Leased Vehicles

Leased vehicles consist of automobiles leased to consumers. These assets are reported at cost, less accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased vehicles are depreciated to the estimated residual value at the end of the lease term. Residual values of operating leases are evaluated individually for impairment under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) (Accounting Standards Codification TM (“ASC”) 360 10 55). Under SFAS 144 (ASC 360 10 55), when aggregate future cash flows from the operating lease, including the expected realizable fair value of the leased asset at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized if the difference is deemed not recoverable. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

Goodwill

Under the purchase method of accounting, the net assets of entities acquired by us are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value is recorded as goodwill. Goodwill with an indefinite life is subject to impairment testing. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill. We have determined that we have only one reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value (i.e., the fair value of reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets) of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying value of goodwill exceeds its implied fair value, the excess is required to be recorded as an impairment charge in earnings. Our annual goodwill impairment analysis performed during the fourth quarter of the year ended June 30, 2008 resulted in the determination that the goodwill was fully impaired.

Derivative Financial Instruments

We recognize all of our derivative financial instruments as either assets or liabilities on our consolidated balance sheets at fair value. The accounting for changes in the fair value of each derivative financial instrument depends on whether it has been designated and qualifies as an accounting hedge, as well as the type of hedging relationship identified.

Our special purpose finance subsidiaries are contractually required to purchase derivative instruments as credit enhancement in connection with securitization transactions and credit facilities.

Interest Rate Swap Agreements

We utilize interest rate swap agreements to convert floating rate exposures on securities issued in securitization transactions to fixed rates, thereby hedging the variability in interest expense paid. Our interest rate swap agreements are designated as cash flow hedges on the floating rate debt of our securitization notes payable and may qualify for hedge accounting treatment, while others do not qualify and are marked to market through interest expense in our consolidated statements of operations. Cash flows from derivatives used to manage interest rate risk are classified as operating activities.

For interest rate swap agreements designated as hedges, we formally document all relationships between the interest rate swap agreement and the underlying asset, liability or cash flows being hedged, as well as our risk management objective and strategy for undertaking the hedge transactions. At hedge inception and at least quarterly, we also formally assess whether the interest rate swap agreements that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair value of the hedged items and whether those interest rate swap agreements may be expected to remain highly effective in future periods. In addition, we also assess the continued probability that the hedged cash flows will be realized.

We use regression analysis to assess hedge effectiveness of our cash flow hedges on a prospective and retrospective basis. A derivative financial instrument is deemed to be effective if the X-coefficient from the regression analysis is between a range of 0.80 and 1.25. At June 30, 2009, all of our interest rate swap agreements designated as cash flow hedges fall within this range and are deemed to be effective hedges for accounting purposes. We use the hypothetical derivative method to measure the amount of ineffectiveness and a net earnings impact occurs when the change in the value of a derivative instrument does not offset the change in the value of the underlying hedged item. Ineffectiveness of our hedges is not material.

The effective portion of the changes in the fair value of the interest rate swaps qualifying as cash flow hedges are included as a component of accumulated other comprehensive loss as an unrealized gain or loss on cash flow hedges. These unrealized gains or losses are recognized as adjustments to income over the same period in which cash flows from the related hedged item affect earnings. However, if we expect the continued reporting of a loss in accumulated other comprehensive income would lead to recognizing a net loss on the combination of the interest rate swap agreements and the hedged item, the loss is reclassified to earnings for the amount that is not expected to be recovered. Additionally, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the cash flows being hedged, any changes in fair value relating to the ineffective portion of these contracts are recognized in interest expense on our consolidated statements of operations and comprehensive operations. We discontinue hedge accounting prospectively when it is determined that an interest rate swap agreement has ceased to be effective as an accounting hedge or if the underlying hedged cash flow is no longer probable of occurring.

Interest Rate Cap Agreements

Generally, we purchase interest rate cap agreements to limit floating rate exposures on securities issued in our credit facilities. As part of our interest rate risk management strategy and when economically feasible, we may simultaneously sell a corresponding interest rate cap agreement in order to offset the premium paid to purchase the interest rate cap agreement and thus retain the interest rate risk. The fair value of our interest rate cap agreements purchased by our special purpose finance subsidiaries is included in other assets on the consolidated balance sheets. The fair value of our interest rate cap agreements sold by us is included in other liabilities on the consolidated balance sheets. Because the interest rate cap agreements entered into by us or our special purpose finance subsidiaries do not qualify for hedge accounting, changes in the fair value of interest rate cap agreements purchased by the special purpose finance subsidiaries and interest rate cap agreements sold by us are recorded in interest expense on our consolidated statements of operations and comprehensive operations.

We do not use derivative instruments for trading or speculative purposes.

Interest rate risk management contracts are generally expressed in notional principal or contract amounts that are much larger than the amounts potentially at risk for nonpayment by counterparties. Therefore, in the event of nonperformance by the counterparties, our credit exposure is limited to the uncollected interest and the market value related to the contracts that have become favorable to us. We manage the credit risk of such contracts by using highly rated counterparties, establishing risk limits and monitoring the credit ratings of the counterparties.

We maintain a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement. We enter into arrangements with individual counterparties that we believe are creditworthy and generally settle on a net basis. In addition, we perform a quarterly assessment of our counterparty credit risk, including a review of credit ratings, credit default swap rates and potential nonperformance of the counterparty. Based on our most recent quarterly assessment of our counterparty credit risk, we consider this risk to be low.

Income Taxes

Deferred income taxes are provided in accordance with the asset and liability method of accounting for income taxes to recognize the tax effects of tax credits and temporary differences between financial statement and income tax accounting. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Since July 1, 2007, we have accounted for uncertainty in income taxes recognized in the financial statements in accordance with FIN No. 48 (“FIN 48”) (ASC 740 10 65-1), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109. See Note 16 – “Income Taxes” for a discussion of the impact of implementing FIN 48 (ASC 740 10 65-1).

Revenue Recognition

Finance Charge Income

Finance charge income related to finance receivables is recognized using the interest method. Accrual of finance charge income is suspended on accounts that are more than 60 days delinquent, accounts in bankruptcy, and accounts in repossession. Fees and commissions received and direct costs of originating loans are deferred and amortized over the term of the related finance receivables using the interest method and are removed from the consolidated balance sheets when the related finance receivables are sold, charged off or paid in full.

Operating Leases – deferred origination fees or costs

Net deferred origination fees or costs are amortized on a straight-line basis over the life of the lease to other income.

Stock Based Compensation

We account for stock based compensation under SFAS No. 123(R), Share-Based Payment, revised 2004 (“SFAS 123R”) (ASC 718 10 30), as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107 (“SAB 107”) (ASC 718 10 30), which requires that the cost resulting from all share-based payment transactions be measured at fair value and recognized in the financial statements. For the years ended June 30, 2009, 2008, and 2007, we have recorded total stock based compensation expense of $14.3 million ($9.2 million net of tax), $17.9 million ($13.5 million net of tax) and $20.2 million ($13.7 million net of tax) respectively.

The excess tax benefit of the stock based compensation expense related to the exercise of stock options of $1.3 million and $19.8 million for the years ended June 30, 2008 and 2007, respectively, has been included in other net changes as a cash inflow from financing activities on the consolidated statements of cash flows.

The fair value of each option granted or modified was estimated using an option-pricing model with the following weighted average assumptions:

Years Ended June 30,	2009	2008	2007
Expected dividends	0	0	0
Expected volatility	92.1%	60.8%	32.6%
Risk-free interest rate	1.7%	3.3%	4.8%
Expected life	2.0 years	1.2 years	1.5 years

We have not paid out dividends historically, thus the dividend yields are estimated at zero percent.

Expected volatility reflects an average of the implied and historical volatility rates. Management believes that a combination of market-based measures is currently the best available indicator of expected volatility.

The risk-free interest rate is the implied yield available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

The expected lives of options are determined based on our historical option exercise experience and the term of the option.

Assumptions are reviewed each time there is a new grant or modification of a previous grant and may be impacted by actual fluctuation in our stock price, movements in market interest rates and option terms. The use of different assumptions produces a different fair value for the options granted or modified and impacts the amount of compensation expense recognized on the consolidated statements of operations and comprehensive operations.

Subsequent Events

In July 2009, we completed a $725 million senior subordinated securitization, AMCAR 2009-1, that had initial cash deposit and overcollateralization requirements of 28.1% and a weighted average all-in cost of 7.5%. The triple-A rated notes issued in this transaction were eligible for investors to borrow under the Federal Reserve’s Term Asset-Backed Securities Facility (“TALF”) program, which provides for loans of up to $200 billion against triple-A rated asset-backed securities collateralized by among other asset classes, auto loans. We used the proceeds of this securitization to paydown the outstanding balance of our master warehouse facility leaving unused capacity of approximately $1.0 billion.

As of and subsequent to June 30, 2009, we were in violation of a covenant relating to a required interest rate hedge contained in our prime/near prime facility and such violation was cured and waived by the lenders in August 2009.

We evaluated subsequent events through the date the accompanying financial statements were originally issued, which was August 28, 2009.

During September and October 2009, we received the $198 million income tax refund.

In October 2009, the lease warehouse facility was repaid in full.

In November 2009, we completed a $227.5 million senior subordinated securitization, AmeriCredit Prime Automobile Receivables Trust (“APART”) 2009-1, that had initial cash deposit and overcollateralization requirements of 23.8% and a weighted average all-in cost of 2.7%. The proceeds from this securitization were used to repay borrowings and retire our prime/near prime credit facility.

We evaluated subsequent events through the date the accompanying financial statements were issued, which was November 16, 2009.

Adoption of New Accounting Standards

As of July 1, 2009, we adopted FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 (ASC 470 20 65-1) specifies that when issuers of convertible debt instruments with cash settlement features recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s borrowing rate at the time of issuance for similar unsecured senior debt without an equity conversion feature. FSP APB 14-1 (ASC 470 20 65-1) is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The transition provision requires that entities retrospectively apply FSP APB 14-1 (ASC 470 20 65-1) for all periods presented. Our convertible senior notes due in September 2011 and September 2013 are affected by the adoption of this FSP. See Note 9 – “Senior Notes and Convertible Senior Notes” for further discussion.

The following table presents balance sheet data as reported, as revised and the cumulative effect of adoption for the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1) (in thousands):

	June 30, 2009			June 30, 2008
	As Reported	As Revised	Cumulative Effect of Adoption	As Reported	As Revised	Cumulative Effect of Adoption

Deferred income taxes	$100,139	$75,782	$(24,357)	$317,319	$280,755	$(36,564)
Other assets	208,613	207,083	(1,530)	234,505	232,060	(2,445)
Convertible senior notes	462,017	392,514	(69,503)	750,000	642,599	(107,401)
Additional paid-in capital	193,233	284,961	91,728	42,336	134,064	91,728
Retained earnings	1,926,571	1,878,459	(48,112)	1,912,684	1,889,348	(23,336)

The following table presents consolidated statements of operations and comprehensive operations data as reported and as revised for the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1) (dollars in thousands, except for share data):

	Year ended June 30, 2009		Year ended June 30, 2008		Year ended June 30, 2007
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised

Gain on retirement of debt	$63,195	$48,152
Interest Expense	704,620	726,560	$837,412	$858,874	$680,825	$696,600
Income (loss) before income taxes	36,836	(147)	(92,179)	(113,641)	532,067	516,292
Income tax provision (benefit)	22,949	10,742	(22,860)	(31,272)	171,818	166,329
Net income (loss)	13,887	(10,889)	(69,319)	(82,369)	360,249	349,963
Earnings (loss) per share:
Basic	$0.11	$(0.09)	$(0.60)	$(0.72)	$3.02	$2.94
Diluted	$0.11	$(0.09)	$(0.60)	$(0.72)	$2.73	$2.65
Weighted average shares – Diluted	129,381,343	125,239,241

The following table presents consolidated statement of cash flows data as reported and as revised for the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1) (in thousands):

	Year ended June 30, 2009		Year ended June 30, 2008		Year ended June 30, 2007
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised

Net income (loss)	$13,887	$(10,889)	$(69,319)	$(82,369)	$360,249	$349,963
Depreciation and amortization	109,574	109,008	87,479	86,879	36,737	36,266
Deferred income taxes	238,990	226,783	(137,949)	(146,361)	(44,564)	(50,053)
Non-cash interest charges on convertible debt		22,506		22,062		16,246
Gain on retirement of debt	(63,950)	(48,907)

Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards No. 141R

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations (“SFAS 141R”) (ASC 805 10 65-1), which replaces Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141R (ASC 805 10 65-1) establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R (ASC 805 10 65-1) will be applicable prospectively to business combinations beginning in our 2010 fiscal year. We do not anticipate the adoption of SFAS 141R (ASC 805 10 65-1) to have an impact on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 166

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, (“SFAS 166”) (ASC 860 10 65-2). SFAS 166 (ASC 860 10 65-2) limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The concept of a qualifying special-purpose entity is removed from SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities along with the exception from applying Financial Accounting Standards Board Interpretation (“FIN”) 46(R) Consolidation of Variable Interest Entities (“FIN 46(R)”) (ASC 810 10 25-20). The standard is effective for us beginning with the first quarter in fiscal 2011. We are currently evaluating the impact that SFAS 166 (ASC 860 10 65-2) will have on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 167

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (“SFAS 167”) (ASC 810 10 25-20). The standard amends FIN 46(R) (ASC 810 10 25-20) to require a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest. A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance. Ongoing reassessment of whether a company is the primary beneficiary is also required by the standard. SFAS 167 (ASC 810 10 25-20) amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE. The standard also eliminates certain exceptions that were available under FIN 46(R) (810 10 25-20). SFAS 167 (ASC 810 10 25-20) is effective for us beginning with the first quarter in fiscal 2011. Comparative disclosures will be required for periods after the effective date. We are currently evaluating the impact that SFAS 167 (ASC 810 10 25-20) will have on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 168

In June 2009, the FASB issued SFAS No. 168 The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 (“SFAS 168”) (ASC 105 10 65-1). SFAS 168 (ASC 105 10 65-1) establishes the FASB Accounting Standards Codification TM (“Codification”) as the source of authoritative generally accepted accounting principles for nongovernmental entities. SFAS 168 (ASC 105 10 65-1) is effective for interim and annual periods ending after September 15, 2009 and is not expected to have any impact on our consolidated financial statements. Between now and adoption, we have included the ASC references in parenthesis.

2.	Finance Receivables

Finance receivables consist of the following (in thousands):

June 30,	2009	2008
Finance receivables unsecuritized, net of fees	$2,534,158	$3,572,214
Finance receivables securitized, net of fees	8,393,811	11,409,198
Less nonaccretable acquisition fees	(12,100)	(42,802)
Less allowance for loan losses	(878,540)	(908,311)

	$10,037,329	$14,030,299

Finance receivables securitized represent receivables transferred to our special purpose finance subsidiaries in securitization transactions accounted for as secured financings. Finance receivables unsecuritized include $2,037.6 million and $3,327.3 million pledged under our credit facilities as of June 30, 2009 and 2008, respectively.

Finance receivables are collateralized by vehicle titles and we have the right to repossess the vehicle in the event the consumer defaults on the payment terms of the contract.

The accrual of finance charge income has been suspended on $667.3 million and $728.8 million of delinquent finance receivables as of June 30, 2009 and 2008, respectively.

Finance contracts are purchased by us from auto dealers without recourse, and accordingly, the dealer has no liability to us if the consumer defaults on the contract. Depending upon the contract structure and consumer credit attributes, we may pay dealers a participation fee or we may charge dealers a non-refundable acquisition fee when purchasing individual finance contracts. We record the amortization of participation fees to finance charge income using the effective interest method. We record the accretion of acquisition fees on loans purchased subsequent to June 30, 2004, to finance charge income using the effective interest method. We recorded acquisition fees on loans purchased prior to July 1, 2004, as nonaccretable fees available to cover losses inherent in the loan portfolio. Additionally, we recorded a discount on finance receivables repurchased upon the exercise of a clean-up call option from our gain on sale securitization transactions and accounted for such discounts as nonaccretable discounts.

A summary of nonaccretable acquisition fees is as follows (in thousands):

Years Ended June 30,	2009	2008	2007
Balance at beginning of year	$42,802	$120,425	$203,128
Repurchase of receivables		109	9,195
Net charge-offs	(30,702)	(77,732)	(91,898)

Balance at end of year	$12,100	$42,802	$120,425

A summary of the allowance for loan losses is as follows (in thousands):

Years ended June 30,	2009	2008	2007
Balance at beginning of year	$908,311	$699,663	$475,529
Acquisition of LBAC			42,677
Provision for loan losses	972,381	1,130,962	727,653
Net charge-offs	(1,002,152)	(922,314)	(546,196)

Balance at end of year	$878,540	$908,311	$699,663

3.	Securitizations

A summary of our securitization activity and cash flows from special purpose entities used for securitizations is as follows (in thousands):

Years ended June 30,	2009	2008	2007
Receivables securitized	$1,289,082	$4,634,083	$7,659,927
Net proceeds from securitization	1,000,000	4,250,000	6,748,304
Servicing fees:
Sold	28	168	2,726
Secured financing (a)	237,471	306,949	276,942
Distributions from Trusts:
Sold		7,466	93,271
Secured financing	429,457	668,510	854,220

(a)	Servicing fees earned on securitizations accounted for as secured financings are included in finance charge income on the consolidated statements of operations and comprehensive operations.

We retain servicing responsibilities for receivables transferred to the Trusts. We earn a monthly base servicing fee on the outstanding principal balance of our securitized receivables and supplemental fees (such as late charges) for servicing the receivables. We believe that servicing fees received on our securitization pools represent adequate compensation based on the amount currently demanded by the marketplace. Additionally, these fees are the same as would fairly compensate a substitute servicer should one be required and, thus, we record neither a servicing asset nor a servicing liability.

As of June 30, 2009 and 2008, we were servicing $8.4 billion and $11.4 billion, respectively, of finance receivables that have been transferred to securitization Trusts.

In April 2008, we entered into a one year, $2 billion forward purchase commitment agreement with Deutsche. Under this agreement and subject to certain terms, Deutsche committed to purchase triple-A rated asset-backed securities issued by our sub-prime AMCAR securitization platform in registered public offerings. We paid $20.0 million of upfront commitment fees and issued a warrant to purchase up to 7.5 million shares of our common stock valued at $48.9 million in connection with the agreement. We utilized $752.8 million of the commitment in conjunction with the execution of our AMCAR 2008-1 and 2008-2 transactions. Unamortized warrant costs of $38.7 million and unamortized commitment fees of $15.8 million, as of June 30, 2008, are included in other assets on the consolidated balance sheets. Effective December 19, 2008, we executed a letter agreement with Deutsche whereby the parties mutually agreed to terminate the forward purchase commitment agreement. The remaining unamortized warrant costs of $14.3 million and unamortized commitment fees of $5.8 million at the termination date were charged to interest expense during the year ended June 30, 2009. See Note 13 – “Common Stock and Warrants” for a discussion of warrants issued by us in connection with this transaction.

In September 2008, we entered into agreements with Wachovia Capital Markets, LLC and Wachovia Bank, National Association (together, “Wachovia”), to establish two funding facilities under which Wachovia would provide total funding of $117.7 million, during the one year term of the facilities, secured by asset-backed securities as collateral. In conjunction with our AMCAR 2008-1 transaction, we obtained funding under these facilities of $48.9 million by pledging double-A rated asset-backed securities (the “Class B Notes”) as collateral and $68.8 million by pledging single-A rated asset-backed securities (the “Class C Notes”) as collateral. Under these funding facilities, we retained the Class B Notes and the Class C Notes issued in the transaction and then sold the retained notes to a special purpose subsidiary, which in turn pledged such retained notes as collateral to secure the funding under the two facilities. Currently, the facilities are fully utilized. At the end of the one year term, the facilities, if not renewed, will amortize in accordance with the securitization transaction until paid off. We paid $1.9 million of upfront commitment fees and issued a warrant to purchase up to 1.0 million shares of our common stock valued at $8.3 million in connection with these facilities, which are being amortized to interest expense over the one year term of the facilities. Unamortized warrant costs of $2.0 million and unamortized commitment fees of $0.5 million, as of June 30, 2009, are included in other assets on the consolidated balance sheets. See Note 13 – “Common Stock and Warrants” for a discussion of warrants issued by us in connection with this transaction.

We have analyzed the warrant transactions under Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In a Company’s Own Stock (ASC 815 10 65-3), and determined they meet the criteria for classification as equity transactions. As a result, amortization of the warrant costs is reflected in additional paid-in capital on our consolidated balance sheets, and we will not recognize subsequent changes in their fair value.

In November 2008, we entered into a purchase agreement with Fairholme under which Fairholme purchased $123.2 million of asset-backed securities, consisting of $50.6 million of Class B Notes and $72.6 million of Class C Notes in the AMCAR 2008-2 transaction. See Note 9 – “Senior Notes and Convertible Senior Notes” for discussion of other transactions with Fairholme.

4.	Investment in Money Market Fund

We had an investment of $115.8 million in the Reserve Primary Money Market Fund (“the Reserve Fund”), a money market fund which has suspended redemptions and is in the process of liquidating its portfolio of investments. In mid-September 2008, the net asset value of the Reserve Fund decreased below $1 per share as a result of the trustees of the Reserve Fund valuing their investments in Lehman Brothers Holdings Inc. (“LBHI”) debt securities held by the Reserve Fund at zero. Because redemptions of the fund have been suspended and are not readily convertible to cash, we reclassified this investment on our balance sheet from cash equivalents to other assets. We recognized an other-than-temporary impairment of $3.5 million, at September 30, 2008, by valuing the asset at the estimated net asset value of $0.97 per share as published by the Reserve Fund. As each security in the portfolio matures or additional liquidity becomes available within the fund, the Reserve Fund has been making interim distributions to the investors in the fund on a pro rata basis. Changes in market conditions could result in further adjustments to the fair value of this investment. We have received $104.3 million as of June 30, 2009 as a partial distribution from the Reserve Fund and have a balance of $8.0 million included in other assets on our consolidated balance sheets.

5.	Equity Investment

We held an equity investment in DealerTrack Holdings, Inc. (“DealerTrack”), a leading provider of on-demand software and data solutions for automobile dealers and lenders. On December 16, 2005, DealerTrack completed an initial public offering (“IPO”) of its common stock. At the time of the IPO we owned 3,402,768 shares of DealerTrack with an average cost of $4.15 per share and we sold 758,256 shares as part of the IPO. During the year ended June 30, 2007, we sold our remaining 2,644,242 shares of DealerTrack for net proceeds of $23.81 per share, resulting in a $52.0 million gain.

6.	Goodwill Impairment

On January 1, 2007, we acquired the stock of Long Beach Acceptance Corporation (“LBAC”). The total consideration in the all-cash transaction, including transaction costs, was approximately $287.7 million. We initially recorded goodwill of approximately $196.8 million, all of which is deductible for federal income tax purposes. On May 1, 2006, we acquired the stock of Bay View Acceptance Corporation (“BVAC”). The total consideration in the all-cash transaction, including transaction costs, was approximately $64.6 million. We initially recorded goodwill of approximately $14.4 million, which is not deductible for federal income tax purposes. The operations of LBAC and BVAC have been integrated into our activities and we provide auto finance products solely under the AmeriCredit Financial Services, Inc. name.

We performed goodwill impairment testing at June 30, 2008, in accordance with the policy described in Note 1 – “Summary of Significant Accounting Policies – Goodwill”. Based on this testing, we fully impaired our goodwill balance and took a $212.6 million goodwill impairment charge for the year ended June 30, 2008.

The primary cause of the goodwill impairment was the decline in our market capitalization, which fell to $1,002.6 million at June 30, 2008. The decline, which was consistent with market capitalization declines experienced by other financial services companies over the same time period, was caused primarily by investor concerns over external factors, including capital markets dislocations and the impact of weakening economic conditions on consumer loan portfolios.

In determining fair value of our assets and liabilities for the impairment testing, we used the book value as fair value except for the items described below. The fair value of finance receivables was estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The allowance for loan losses associated with the finance receivables was considered a reduction of fair value. Lastly, on the senior notes, convertible senior notes and securitization notes payable, we obtained current market quotes to determine fair value.

A summary of changes to goodwill is as follows (in thousands):

Years ended June 30,	2008		2007
Balance at beginning of year		$208,435	$14,435
Acquisitions			196,770
Adjustments to goodwill		4,160	(2,770)
Impairment		(212,595)

Balance at end of year	$		$208,435

7.	Credit Facilities

Amounts outstanding under our credit facilities are as follows (in thousands):

June 30,	2009	2008
Master warehouse facility	$569,756	$1,470,335
Medium term note facility	750,000	750,000
Prime/Near prime facility	250,377	424,669
Lease warehouse facility	60,000
Call facility		156,945
Canadian credit facility		126,212

	$1,630,133	$2,928,161

Further detail regarding terms and availability of the credit facilities as of June 30, 2009, follows (in thousands):

Maturity (a)	Facility Amount	Advances Outstanding	Assets Pledged (c)	Restricted Cash Pledged (d)
Master warehouse facility:
March 2010	$1,090,399	$569,756	$729,547	$55,527
Medium term note facility:
October 2009 (b)	750,000	750,000	836,506	66,632
Prime/Near Prime facility: (e)		250,377	333,933	5,068
Lease warehouse facility: (f)		60,000	137,593	1,234

	$1,840,399	$1,630,133	$2,037,579	$128,461

(a)	Because the facilities are non-recourse to us, the outstanding debt balance at maturity will generally be repaid over time based on the amortization of receivables pledged.
(b)	This facility is a revolving facility through the date stated above. During the revolving period, we have the ability to substitute receivables for cash, or vice versa.
(c)	The warehouse facilities are collateralized by finance receivables, while the leasing facility is collateralized by leased assets.
(d)	These amounts do not include cash collected on finance receivables pledged of $66.6 million which is also included in restricted cash – credit facilities on the consolidated balance sheets.
(e)	In April 2009, the prime/near prime facility was amended to end the revolving period and the outstanding debt balance will be repaid over time based on the amortization of the receivables pledged.
(f)	In June 2009, the lease warehouse facility was amended to end the revolving period and to provide for quarterly payments of approximately $20.0 million until April 2010 when the facility will be repaid in full.

Generally, our credit facilities are administered by agents on behalf of institutionally managed commercial paper or medium term note conduits. Under these funding agreements, we transfer finance receivables to our special purpose finance subsidiaries. These subsidiaries, in turn, issue notes to the agents, collateralized by such finance receivables and cash. The agents provide funding under the notes to the subsidiaries pursuant to an advance formula, and the subsidiaries forward the funds to us in consideration for the transfer of finance receivables. While these subsidiaries are included in our consolidated financial statements, these subsidiaries are separate legal entities and the finance receivables and other assets held by these subsidiaries are legally owned by these subsidiaries and are not available to our creditors or our other subsidiaries. Advances under the funding agreements bear interest at commercial paper, London Interbank Offered Rates (“LIBOR”) or prime rates plus a credit spread and specified fees depending upon the source of funds provided by the agents.

We are required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under certain of the facilities. Additionally, certain funding agreements contain various covenants requiring minimum financial ratios, asset quality and portfolio performance ratios (portfolio net loss and delinquency ratios, and pool level cumulative net loss ratios) as well as limits on deferment levels. Failure to meet any of these covenants could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements or restrict our ability to obtain additional borrowings under these agreements. As of and subsequent to June 30, 2009, we were in violation of a covenant relating to a required interest rate hedge contained in our prime/near prime facility and such violation was cured and waived by the lenders in August 2009.

In March 2009, we amended and extended our master warehouse facility. The amendment, which was approved by all ten active lenders in the facility, reduced the size of the facility to $1,110.4 million from $2,245.0 million, and extended the revolving period to March 2010 from October 2009. In March 2010 when the revolving period ends, the outstanding balance will be repaid over time based on the amortization of the receivables pledged until April 2011 when the remaining balance will be due and payable. We also amended certain covenants under the facility, including: (i) increasing the maximum rolling six-month annualized portfolio net loss ratio to 10.0% through October 2009, 12.0% through December 2009, 12.25% through March 2010 and 12.0% thereafter, (ii) removing the 364-day aging limitation on pledged receivables and (iii) lowering the minimum interest coverage requirement to 1.05 times earnings before interest, taxes, depreciation and amortization, except for the September 2009, December 2009 and March 2010 quarters, when it is 0.75 times earnings before interest, taxes, depreciation and amortization. In conjunction with the amendment, the advance rate on the master warehouse facility declined immediately from approximately 85% to approximately 80% and will gradually decrease to approximately 68% by February 2010. In May 2009, we reduced the facility size to $1,090.4 million from $1,110.4 million and we further reduced the facility size in July 2009 to $1,000.0 million to align our borrowing capacity with our origination levels.

Also in March 2009, we amended the rolling six-month annualized portfolio net loss ratio covenant in our medium term note facility to levels consistent with changes in the master warehouse facility. In October 2009, when the revolving period ends, the outstanding balance will be repaid over time based on the amortization of the receivables pledged until October 2016 when any remaining amount will be due and payable.

The call facility matured in August 2008 and was paid off in October 2008. Additionally, the Canadian facility was paid off in February 2009.

Debt issuance costs are being amortized to interest expense over the expected term of the credit facilities. Unamortized costs of $16.1 million and $6.0 million, as of June 30, 2009 and 2008, respectively, are included in other assets on the consolidated balance sheets.

8.	Securitization Notes Payable

Securitization notes payable represents debt issued by us in securitization transactions. Debt issuance costs are being amortized over the expected term of the securitizations on an effective yield basis. Unamortized costs of $13.9 million and $19.3 million as of June 30, 2009 and 2008, respectively, are included in other assets on the consolidated balance sheets.

Securitization notes payable consists of the following (dollars in thousands):

Transaction	Maturity Date (b)	Original Note Amount	Original Weighted Average Interest Rate	Receivables Pledged at June 30, 2009	Note Balance at June 30, 2009	Note Balance at June 30, 2008

2004-1	July 2010	$575,000	3.7%			$50,021
2004-C-A	May 2011	800,000	3.2%			99,661
2004-D-F	July 2011	750,000	3.1%	$52,412	$48,301	109,454
2005-A-X	October 2011	900,000	3.7%	79,824	72,264	151,411
2005-1	May 2011	750,000	4.5%	78,216	57,059	113,814
2005-B-M	May 2012	1,350,000	4.1%	181,403	159,428	296,382
2005-C-F	June 2012	1,100,000	4.5%	179,442	160,112	285,458
2005-D-A	November 2012	1,400,000	4.9%	273,615	245,084	421,117
2006-1	May 2013	945,000	5.3%	210,883	162,775	270,935
2006-R-M	January 2014	1,200,000	5.4%	504,996	452,604	715,365
2006-A-F	September 2013	1,350,000	5.6%	413,020	371,300	588,536
2006-B-G	September 2013	1,200,000	5.2%	426,749	386,480	595,651
2007-A-X	October 2013	1,200,000	5.2%	490,888	447,945	672,867
2007-B-F	December 2013	1,500,000	5.2%	714,178	650,889	951,863
2007-1	March 2016	1,000,000	5.4%	432,416	430,801	645,013
2007-C-M	April 2014	1,500,000	5.5%	814,717	742,002	1,071,037
2007-D-F	June 2014	1,000,000	5.5%	590,417	539,020	759,468
2007-2-M	March 2016	1,000,000	5.3%	564,692	535,200	765,260
2008-A-F	October 2014	750,000	6.0%	652,465	518,835	742,073
2008-1	January 2015	500,000	8.7%	528,438	388,355
2008-2	April 2015	500,000	10.5%	556,940	400,108
BV2005-LJ-1 (a)	May 2012	232,100	5.1%	25,631	26,800	49,736
BV2005-LJ-2 (a)	February 2014	185,596	4.6%	25,844	26,668	46,981
BV2005-3 (a)	June 2014	220,107	5.1%	41,560	43,065	71,883
LB2004-B (a)	April 2011	250,000	3.5%			26,417
LB2004-C (a)	July 2011	350,000	3.5%	24,920	23,543	53,905
LB2005-A (a)	April 2012	350,000	4.1%	39,495	41,040	77,108
LB2005-B (a)	June 2012	350,000	4.4%	54,824	53,157	94,243
LB2006-A (a)	May 2013	450,000	5.4%	103,186	97,058	161,445
LB2006-B (a)	September 2013	500,000	5.2%	144,144	148,167	237,033
LB2007-A	January 2014	486,000	5.0%	188,496	198,627	296,190

		$24,643,803		$8,393,811	$7,426,687	$10,420,327

(a)	Transactions relate to securitization Trusts acquired by us.
(b)	Maturity date represents final legal maturity of securitization notes payable. Securitization notes payable are expected to be paid based on amortization of the finance receivables pledged to the Trusts. Expected principal payments are $3,221.4 million in fiscal 2010, $2,280.4 million in fiscal 2011, $1,698.3 million in fiscal 2012 and $233.8 million in fiscal 2013.

At the time of securitization of finance receivables, we are required to pledge assets equal to a specified percentage of the securitization pool to support the securitization transaction. Typically, the assets pledged consist of cash deposited to a restricted account and additional receivables delivered to the Trust, which create overcollateralization. The securitization transactions require the percentage of assets pledged to support the transaction to increase until a specified level is attained. Excess cash flows generated by the Trusts are added to the restricted cash account or used to pay down outstanding debt in the Trusts, creating overcollateralization until the targeted percentage level of assets has been reached. Once the targeted percentage level of assets is reached and maintained, excess cash flows generated by the Trusts are released to us as distributions from Trusts. Additionally, as the balance of the securitization pool declines, the amount of pledged assets needed to maintain the required percentage level is reduced. Assets in excess of the required percentage are also released to us as distributions from Trusts.

With respect to our securitization transactions covered by a financial guaranty insurance policy, agreements with the insurers provide that if portfolio performance ratios (delinquency, cumulative default or cumulative net loss) in a Trust’s pool of receivables exceed certain targets, the specified credit enhancement levels would be increased.

The securitization transactions insured by some of our financial guaranty insurance providers are cross-collateralized to a limited extent. In the event of a shortfall in the original target credit enhancement requirement for any of these securitization Trusts after a certain period of time, excess cash flows from other transactions insured by the same insurance provider would be used to satisfy the shortfall amount.

During fiscal 2008 and 2009, three securitizations (LB2006-A, LB2006-B and LB2007-A) had delinquency ratios in excess of the targeted levels. Two of these LBAC securitizations (LB2006-B and LB2007-A) also had cumulative net loss and cumulative default ratios in excess of the targeted levels. As part of an arrangement with the insurer of these transactions, the excess cash flows from our other securitizations insured by this insurer were used to fund higher credit enhancement requirements in the LBAC Trusts which exceeded the portfolio performance ratios. The higher required credit enhancement levels in these three LBAC Trusts were reached as of June 30, 2008. Two other LBAC securitizations (LB2005-A and LB2005-B) had delinquency ratios in excess of their targeted levels as of June 30, 2009. Excess cash flows from these Trusts are being used to build higher credit enhancement in each respective Trust instead of being distributed to us.

During fiscal 2008, we entered into an agreement with an insurer to increase the portfolio performance ratios in the 2007-2-M securitization. In return for higher portfolio performance ratios, we agreed to use excess cash flow from other securitizations insured by this insurer to fund the higher credit enhancement requirement for the 2007-2-M Trust. As of June 30, 2008, we had reached the higher required credit enhancement in this Trust. During fiscal 2009, we amended certain other portfolio performance ratios in this securitization. In return for higher portfolio performance ratios, we agreed to increase the restricted cash account in this securitization by approximately $5 million.

Agreements with our financial guaranty insurance providers contain additional specified targeted portfolio performance ratios that are higher than those described in the preceding paragraph. If, at any measurement date, the targeted portfolio performance ratios with respect to any insured Trust were to exceed these higher levels, provisions of the agreements permit our financial guaranty insurance providers to declare the occurrence of an event of default and terminate our servicing rights to the receivables transferred to that Trust.

9.	Senior Notes and Convertible Senior Notes

Senior notes and convertible senior notes consist of the following (in thousands):

	June 30, 2009 (a) (Revised)	June 30, 2008 (a) (Revised)
8.5% Senior Notes (due June 2015)	$91,620	$200,000

0.75% Convertible Senior Notes (due in September 2011)	247,000	275,000
Debt discount on 0.75% Convertible Senior Notes (due in September 2011)	(31,088)	(48,600)
2.125% Convertible Senior Notes (due in September 2013)	215,017	275,000
Debt discount on 2.125% Convertible Senior Notes (due in September 2013)	(38,415)	(58,801)
1.75% Contingently Convertible Senior Notes (due in September 2023)		200,000

	$392,514	$642,599

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” for additional information.

For the years ended June 30, 2009, 2008 and 2007, total interest expense related to the convertible senior notes due in September 2011 and 2013 was $29.8 million, $30.0 million and $22.4 million, respectively, which included $7.3 million, $7.9 million and $6.2 million, respectively, of contractual interest and $22.5 million, $22.1 million and $16.2 million, respectively, of discount amortization.

Debt issuance costs related to the senior notes and the convertible senior notes are being amortized to interest expense over the expected term of the notes; unamortized costs of $1.4 million and $3.6 million related to the senior notes and $4.2 million and $6.8 million related to the convertible senior notes are included in other assets on the consolidated balance sheets as of June 30, 2009 and 2008, respectively. In accordance with FSP APB 14-1 (ASC 470 20 65-1), debt issuance costs of approximately $3.5 million directly related to the issuance of the convertible senior notes have been allocated to the equity component in proportion to the allocation of proceeds.

Senior Notes

Interest on the senior notes is payable semiannually. The notes will be redeemable, at our option, in whole or in part, at any time on or after July 1, 2011, at specific redemption prices. The indenture pursuant to which the senior notes were issued contains certain restrictions including limitations on our ability to incur additional indebtedness, other than certain collateralized indebtedness, pay cash dividends and repurchase common stock.

In November 2008, we issued 15,122,670 shares of our common stock to Fairholme Funds Inc (“Fairholme”), in a non-cash transaction, in exchange for $108.4 million of our senior notes due 2015, held by Fairholme, at a price of $840 per $1,000 principal amount of the notes. We recognized a gain of $14.7 million, net of transaction costs on retirement of debt in the exchange. Fairholme and its affiliates held approximately 19.8% of our outstanding common stock prior to the issuance of these shares.

Convertible Senior Notes

Interest on the convertible senior notes is payable semiannually. Subject to certain conditions, the notes, which are uncollateralized, may be converted prior to maturity into shares of our common stock at an initial conversion price of $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. Upon conversion, the conversion value will be paid in: 1) cash equal to the principal amount of the notes and 2) to the extent the conversion value exceeds the principal amount of the notes, shares of our common stock. The notes are convertible only in the following circumstances: 1) if the closing sale price of our common stock exceeds 130% of the conversion price during specified periods set forth in the indentures under which the notes were issued, 2) if the average trading price per $1,000 principal amount of the notes is less than or equal to 98% of the average conversion value of the notes during specified periods set forth in the indentures under which the notes were issued or 3) upon the occurrence of specific corporate transactions set forth in the indentures under which the notes were issued. At June 30, 2009 and 2008, the if-converted value did not exceed the principal amount of the convertible senior notes.

In connection with the issuance of the convertible senior notes due in 2011 and 2013, we used net proceeds of $246.8 million to purchase 10,109,500 shares of our common stock.

Additionally, we purchased call options that entitle us to purchase shares of our common stock in an amount equal to the number of shares issued upon conversion of the notes at $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. These call options are expected to allow us to offset the dilution of our shares if the conversion feature of the convertible senior notes is exercised.

We also sold warrants to purchase 9,796,408 shares of our common stock at $35.00 per share and 9,012,713 shares of our common stock at $40 per share for the notes due in 2011 and 2013, respectively. In no event are we required to deliver a number of shares in connection with the exercise of these warrants in excess of twice the aggregate number of shares initially issuable upon the exercise of the warrants.

We have analyzed the conversion feature, call option and warrant transactions under Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In a Company’s Own Stock (ASC 815 10 65-3), and determined they meet the criteria for classification as equity transactions. As a result, both the cost of the call options and the proceeds of the warrants are reflected in additional paid-in capital on our consolidated balance sheets, and we will not recognize subsequent changes in their fair value.

As a result of adopting FSP APB 14-1 (ASC 470 20 65-1) on July 1, 2009, we have separately accounted for the liability and equity components of the convertible senior notes due in September 2011 and 2013, retrospectively, based on our nonconvertible debt borrowing rate on the issuance date of approximately 7%. At issuance, the liability and equity components were $404.3 million and $145.7 million ($91.7 million net of deferred taxes), respectively. The debt discount is being amortized to interest expense over the expected term of the notes based on the effective interest method. The net book value as of June 30, 2009 was $392.5 million (net of debt discount of $69.5 million).

During fiscal 2009, we repurchased on the open market $28.0 par value million of our convertible senior notes due in 2011 at an average price of 44.2% of the principal amount of the notes repurchased. We also repurchased $60.0 par value million of our convertible senior notes due in 2013 at an average price of 44.1% of the principal amount of the notes repurchased. In connection with these repurchases, we recorded a gain on retirement of debt of $32.7 million, which reflects a $15.0 million adjustment related to the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” of these consolidated financial statements for further discussion.

During fiscal 2009, we repurchased and retired all $200.0 million of our convertible notes due in November 2023 at an average price equal to 99.5% of the principal amount of notes redeemed. We recorded a gain on retirement of debt of $0.8 million.

10.	Derivative Financial Instruments and Hedging Activities

We are exposed to market risks arising from adverse changes in interest rates due to floating interest rate exposure on our credit facilities and on certain securitization notes payable. See Note 1 – “Summary of Significant Accounting Policies – Derivative Financial Instruments” for more information regarding our derivative financial instruments and hedging activities.

As of June 30, 2009 and 2008, we had interest rate swap agreements with underlying notional amounts of $2.6 billion and $3.2 billion, respectively. The fair value of interest rate swap agreements designated as hedges of $131.9 million and $72.7 million as of June 30, 2009 and 2008, respectively, is included in liabilities on the consolidated balance sheets. These interest rate swap agreements had unrealized losses of approximately $62.5 million, net of tax and $44.7 million, net of tax included in accumulated other comprehensive loss as of June 30, 2009 and 2008, respectively. The ineffectiveness related to the interest rate swap agreements designated as hedges was $0.8 million for the year ended June 30, 2009 and was not material for the years ended June 30, 2008 and 2007. We estimate approximately $74.2 million of unrealized losses included in accumulated other comprehensive loss related to interest rate swap agreements will be reclassified into earnings within the next twelve months. As of June 30, 2009, we also have interest rate swap agreements that are not designated as hedges with fair values of $24.3 million included in other assets on the consolidated balance sheets. The change in fair value on these interest rate swap agreements that are not designated as hedges resulted in a $22.7 million gain for the year ended June 30, 2009 and is included in interest expense on the consolidated statements of operations.

As of June 30, 2009, and 2008, our special purpose finance subsidiaries purchased interest rate cap agreements with underlying notional amounts of $1.9 billion and $3.2 billion, respectively. As of June 30, 2009, and 2008, we had sold interest rate cap agreements with underlying notional amounts of $1.7 billion and $3.0 billion, respectively. The fair value of interest rate cap agreements purchased by our special purpose finance subsidiaries of $15.9 million and $36.5 million as of June 30, 2009, and 2008, respectively, are included in other assets on the consolidated balance sheets. The fair value of interest rate cap agreements sold by us of $16.6 million and $36.4 million as of June 30, 2009, and 2008, respectively, are included in other liabilities on the consolidated balance sheets.

Under the terms of our derivative financial instruments, we are required to pledge certain funds to be held in restricted cash accounts as collateral for the outstanding derivative transactions. As of June 30, 2009 and 2008, these restricted cash accounts totaled $45.7 million and $52.8 million, respectively, and are included in other assets on the consolidated balance sheets.

On September 15, 2008, LBHI and 16 additional affiliates of LBHI (together with LBHI, “Lehman”), filed petitions in bankruptcy court. Lehman was the hedge counterparty on interest rate swaps with notional amounts of $1.1 billion. In November 2008, we replaced Lehman as the counterparty on these interest rate swaps. Upon replacement we designated these new swaps as hedges. From July 1, 2008 until the hedge designation date of the replacement swaps, the change in fair value on these swap agreements resulted in a $34.1 million loss for the year ended June 30, 2009, and is included in interest expense in the consolidated statements of operations.

The following tables present information on the effect of derivative instruments on the Consolidated Statements of Operations and Comprehensive Operations for the years ended June 30, 2009 and 2008, respectively (in thousands):

	Losses Recognized In Income (a)		Losses Recognized in Accumulated Other Comprehensive Income		Losses Reclassified From Accumulated Other Comprehensive Income into Income (b)
	2009	2008	2009	2008	2009	2008
Non-Designated Hedges:
Interest rate contracts	$12,463	$6,891

Total	$12,463	$6,891

Designated Hedges:
Interest rate contracts	$781		$109,115	$109,039	$82,244	$24,635

Total	$781		$109,115	$109,039	$82,244	$24,635

(a)	Losses recognized in income are located in interest expense.
(b)	Losses reclassified from AOCI into income for effective and ineffective portions are located in interest expense.

11.	Fair Values of Assets and Liabilities

Effective July 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, (“FAS 157”) (ASC 820 10 65) which provides a framework for measuring fair value under GAAP. SFAS 157 (ASC 820 10 65) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 (ASC 820 10 65) requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. SFAS 157 (ASC 820 10 65) also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels.

There are three general valuation techniques that may be used to measure fair value, as described below:

A.	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B.	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C.	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Assets and liabilities itemized below were measured at fair value:

	June 30, 2009 (in thousands)
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Assets/ Liabilities At Fair Value
Assets
Investment in Money Market Fund (A)			$8,027	$8,027

Derivatives not designated as hedging instruments under FAS 133:

Interest Rate Caps (A)		$15,858		15,858
Interest Rate Swaps (C)			24,267	24,267

Total Assets	$	$15,858	$32,294	$48,152

Liabilities

Derivatives designated as hedging instruments under FAS 133:

Interest Rate Swaps (C)			$131,885	$131,885

Derivatives not designated as hedging instruments under FAS 133:

Interest Rate Caps (A)		$16,644		16,644

Total Liabilities	$	$16,644	$131,885	$148,529

Financial instruments are considered Level 1 when quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Financial instruments are considered Level 2 when inputs other than quoted prices are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Financial instruments are considered Level 3 when their values are determined using price models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation. A brief description of the valuation techniques used for our Level 3 assets and liabilities is provided below and in Note 4 – “Investment in Money Market Fund”.

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Assets		Liabilities
	Interest Rate Swap Agreements	Investment in Money Market Fund	Interest Rate Swap Agreements

Balance at July 1, 2008	$3,572		$(76,269)
Transfers into Level 3		$115,821
Total realized and unrealized gains (losses)
Included in earnings	22,700	(3,475)	(34,926)
Included in other comprehensive income			(109,115)
Payments/(Receipts)	(2,005)	(104,319)	88,425

Balance at June 30, 2009	$24,267	$8,027	$(131,885)

Derivatives

The fair values of our interest rate caps are valued based on quoted market prices received from bank counterparties and are classified as Level 2.

Our interest rate swaps are not exchange traded but instead traded in over-the-counter markets where quoted market prices are not readily available. The fair value of derivatives is derived using models that use primarily market observable inputs, such as interest rate yield curves and credit curves. Any derivative fair value measurements using significant assumptions that are unobservable are classified as Level 3, which include interest rate swaps whose remaining terms extend beyond market observable interest rate yield curves. The impacts of our and the counterparties’ non-performance risk to the derivative trades is considered when measuring the fair value of derivative liabilities.

12.	Commitments and Contingencies

Leases

Our credit centers are generally leased for terms of up to five years with certain rights to extend for additional periods. We also lease space for our administrative offices and loan servicing activities under leases with terms up to twelve years with renewal options. Certain leases contain lease escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Lease expense was $15.6 million, $18.5 million and $16.6 million for the years ended June 30, 2009, 2008 and 2007, respectively.

Operating lease commitments for years ending June 30 are as follows (in thousands):

2010	$13,873
2011	11,884
2012	9,046
2013	8,924
2014	5,640
Thereafter	20,614

$69,981

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents, restricted cash, derivative financial instruments and finance receivables. Our cash equivalents and restricted cash represent investments in highly rated securities placed through various major financial institutions and highly rated investments in guaranteed investment contracts. The counterparties to our derivative financial instruments are various major financial institutions. Finance receivables represent contracts with consumers residing throughout the United States and, to a limited extent, in Canada, with borrowers located in Texas and California each accounting for 12% and 10%, respectively, of the finance receivables portfolio as of June 30, 2009. No other state accounted for more than 10% of finance receivables.

Limited Corporate Guarantees of Indebtedness

We guaranteed the timely payment of interest and ultimate payment of principal on the Class B and Class C asset-backed securities issued in our AMCAR 2008-2 securitization transaction, up to a maximum of $50.0 million in the aggregate.

Guarantees of Indebtedness

The payments of principal and interest on our senior notes and convertible senior notes are guaranteed by certain of our subsidiaries. As of June 30, 2009 and 2008, the par value of the senior notes and convertible senior notes was $553.6 million and $950.0 million, respectively. See Note 23 – “Guarantor Consolidating Financial Statements”.

Legal Proceedings

As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against us could take the form of class action complaints by consumers and/or shareholders. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages. We believe that we have taken prudent steps to address and mitigate the litigation risks associated with our business activities. In the opinion of management, the ultimate aggregate liability, if any, arising out of any such pending or threatened litigation will not be material to our consolidated financial position or our results of operations and cash flows.

13.	Common Stock and Warrants

The following summarizes share repurchase activity:

Years Ended June 30,	2008	2007
Number of shares	5,734,850	13,466,030
Average price per share	$22.30	$24.06

We have repurchased $1,374.8 million of our common stock since inception of our share repurchase program in April 2004, and we have remaining authorization to repurchase $172.0 million of our common stock. Covenants in our indentures entered into with respect to our senior notes and convertible senior notes limit our ability to repurchase stock. Currently, we are not eligible to repurchase shares under the indenture limits and do not anticipate pursuing repurchase activity for the foreseeable future.

In October 2007 and January 2007, 5.0 million and 53.6 million, respectively, of treasury shares were cancelled and were restored to the status of authorized but unissued shares. Our outstanding common stock was not impacted by this action.

In connection with the forward purchase commitment agreement with Deutsche (See Note 3 – “Securitizations”), we issued a warrant to an affiliate of Deutsche under which it may purchase up to 7.5 million shares of our common stock. The warrant may be exercised on or before April 15, 2015 at an exercise price of $12.01 per share.

In connection with the closing of the Wachovia funding facilities (See Note 3 – “Securitizations”), we issued a warrant to Wachovia under which they may purchase up to 1.0 million shares of common stock. The warrant may be exercised on or before September 24, 2015 at an exercise price of $13.55 per share.

In September 2002, we issued five-year warrants to purchase 1,287,691 shares of our common stock at $9.00 per share. In April 2005, 36,695 warrants were exercised, which resulted in a net settlement of 24,431 shares of our common stock. In July 2006, we repurchased 17,687 shares of these warrants for approximately $334,000. In September 2007, 1,185,225 warrants were exercised, which resulted in a net settlement of 1,065,047 shares of our common stock for approximately $8.6 million. The remaining outstanding warrants have expired.

14.	Stock Based Compensation

General

We have certain stock based compensation plans for employees, non-employee directors and key executive officers.

A total of 25,000,000 shares have been authorized for grants of options and other stock based awards under the employee plans, of which 19,000,000 shares were available for grants to non-employee directors as well as employees. As of June 30, 2009, 9,369,355 shares remain available for future grants. The exercise price of each equity grant must equal the market price of our stock on the date of grant, and the maximum term of each equity grant is ten years. The vesting period is typically three to four years, although grants with other vesting periods or grants that vest upon the achievement of specified performance criteria may be authorized under certain employee plans. A committee of our Board of Directors establishes policies and procedures for equity grants, vesting periods and the term of each grant.

Total unamortized stock based compensation was $16.6 million as of June 30, 2009, and will be recognized over a weighted average life of 1.6 years.

Stock Options

Compensation expense recognized for stock options was $2.1 million, $1.0 million and $0.9 million for the years ended June 30, 2009, 2008 and 2007, respectively. As of June 30, 2009 and 2008, unamortized compensation expense related to stock options was $2.2 million and $1.0 million, respectively.

Employee Plans

A summary of stock option activity under our employee plans is as follows (shares in thousands):

Years Ended June 30,	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,127	$23.48	3,499	$18.83	5,724	$16.51
Granted	942	8.03			76	24.80
Exercised	(132)	8.01	(1,119)	9.01	(2,186)	11.98
Canceled/forfeited	(831)	22.26	(253)	23.21	(115)	38.69

Outstanding at end of year	2,106	18.02	2,127	$23.48	3,499	$18.83

Options exercisable at end of year	1,563	21.33	2,055	$23.34	3,378	$18.53

Weighted average fair value of options granted during year		$4.50				$6.92

Cash received from exercise of options for the years ended June 30, 2009, 2008 and 2007 was $1.1 million, $10.1 million and $26.2 million, respectively. The total intrinsic value of options exercised during the years ended June 30, 2009, 2008 and 2007, was $0.4 million, $6.4 million and $30.0 million, respectively.

A summary of options outstanding under our employee plans as of June 30, 2009, is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$6.80 to 10.00	770	3.66	7.96	242	7.79
$10.01 to 15.00	109	3.25	13.83	109	13.83
$15.01 to 17.00	339	2.11	16.13	339	16.13
$17.01 to 19.00	163	0.80	18.11	163	18.11
$19.01 to 21.00	161	3.71	20.11	161	20.11
$21.01 to 30.00	323	3.35	25.46	308	25.49
$30.01 to 50.00	229	1.75	42.73	229	42.73
$50.01 to 55.00	12	2.02	54.14	12	54.14

	2,106			1,563

Non-Employee Director Plans

A summary of stock option activity under our non-employee director plans is as follows (shares in thousands):

Years Ended June 30,	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	160	$16.35	220	$15.88	260	$14.88
Exercised			(20)	14.63	(40)	9.38
Canceled/forfeited	(80)	14.88	(40)	14.63

Outstanding and exercisable at end of year	80	17.81	160	$16.35	220	$15.88

Cash received from exercise of options for the years ended June 30, 2008 and 2007, was $0.3 million and $0.4 million, respectively. The total intrinsic value of options exercised during the years ended June 30, 2008 and 2007 was $0.1 million and $0.7 million, respectively.

A summary of options outstanding under our non-employee director plans as of June 30, 2009, is as follows (shares in thousands):

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price
$17.01 to $19.00	80	0.35	$17.81

Key Executive Officer Plans

A summary of stock option activity under our key executive officer plans is as follows (shares in thousands):

Years Ended June 30,	2007
	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	2,172	$12.00
Exercised	(2,172)	12.00

Outstanding and exercisable at end of year

Cash received from exercise of options for the year ended June 30, 2007 was $26.1 million. The total intrinsic value of options exercised during the year ended June 30, 2007 was $27.8 million.

Restricted Stock Based Grants

Restricted stock grants totaling 5,181,300 shares with an approximate aggregate market value of $97.9 million at the time of grant have been issued under the employee plans. The market value of these restricted shares at the date of grant is being amortized into expense over a period that approximates the service period of three years.

A total of 2,586,400 shares of restricted stock granted to employees vest in annual increments through March 2011.

A total of 2,373,500 shares of restricted stock granted to key executive officers may vest depending on achievement of specific financial results on the date when the Compensation Committee of our Board of Directors certifies these results for years ending through June 30, 2012. Subsequent to year end, the Compensation Committee met and determined that the financial targets for the year ended June 30, 2009 were not achieved and 277,000 shares were forfeited.

Of the total 221,400 shares of restricted stock granted to non-employee directors, 94,000 shares vested 50% at the date of grant and 50% after a six-month service period. The remaining 127,400 shares vested 50% after a six-month service period and 50% will vest after a one year service period.

Compensation expense recognized for restricted stock grants was $9.8 million, $11.9 million and $14.0 million for the years ended June 30, 2009, 2008 and 2007, respectively. As of June 30, 2009 and 2008, unamortized compensation expense related to the restricted stock awards was $12.4 million and $9.3 million respectively. A summary of the status of non-vested restricted stock for the years ended June 30, 2009, 2008 and 2007, is presented below (shares in thousands):

Years Ended June 30,	2009	2008	2007

Nonvested at beginning of year	1,301	2,421	1,440
Granted	2,143	61	1,354
Vested	(545)	(847)	(263)
Forfeited	(646)	(334)	(110)

Nonvested at end of year	2,253	1,301	2,421

Stock Appreciation Rights

Stock appreciation rights with respect to 680,600 shares with an approximate aggregate market value of $9.7 million at the time of grant have been issued under the employee plans. The market value of these rights at the date of grant is being amortized into expense over a period that approximates the service period of three years. Compensation expense recognized for stock appreciation rights was $2.5 million and $3.4 million for the years ended June 30, 2008 and 2007, respectively. As of June 30, 2009 and 2008, respectively, there was no unamortized compensation expense remaining.

A summary of the status of non-vested stock appreciation rights for the years ended June 30, 2008 and 2007, is presented below (shares in thousands):

Years ended June 30,	2008	2007

Nonvested at beginning of year	337	508
Vested	(337)	(169)
Forfeited		(2)

Nonvested at end of year		337

A summary of stock appreciation rights outstanding as of June 30, 2009, is as follows (shares in thousands):

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$24.00 to 26.00	509	0.7	$24.09	509	$24.09

15.	Employee Benefit Plans

We have a defined contribution retirement plan covering substantially all employees. We recognized $2.7 million, $5.6 million and $6.3 million in compensation expense for the years ended June 30, 2009, 2008 and 2007, respectively, for contributions of our common stock to the plan.

We also have an employee stock purchase plan that allows participating employees to purchase, through payroll deductions, shares of our common stock at 85% of the market value at specified dates. A total of 8,000,000 shares have been reserved for issuance under the plan. As of June 30, 2009, 2,863,308 shares remain available for issuance under the plan. Shares issued under the plan were 483,334, 570,813 and 287,191 for the years ended June 30, 2009, 2008 and 2007, respectively. We recognized $2.4 million, $2.6 million and $1.9 million in compensation expense for the years ended June 30, 2009, 2008 and 2007, respectively, related to this plan. As of June 30, 2009 and 2008, unamortized compensation expense related to the employee stock purchase plan was $2.0 million and $1.6 million, respectively.

16.	Income Taxes

The income tax provision consists of the following (in thousands):

Years Ended June 30,	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)
Current	$(216,041)	$115,089	$216,382
Deferred	226,783	(146,361)	(50,053)

	$10,742	$(31,272)	$166,329

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

Our effective income tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

Years Ended June 30,	2009 (a) (b)	2008 (a)	2007 (a)
	(As Adjusted)	(As Adjusted)	(As Adjusted)

U.S. statutory tax rate	35.0%	35.0%	35.0%
State and other income taxes	N/M	1.1	1.6
Deferred tax rate change	N/M	11.4
FIN 48 uncertain tax positions	N/M	(6.0)
Valuation allowance	N/M
State net operating losses limited under Section 382	N/M
Tax exempt interest		1.6
Investment in Canadian subsidiaries		(12.4)
Non-deductible impairment of goodwill		(2.6)
Tax contingency resolutions			(4.4)
Other	N/M	(0.6)

	N/M	27.5%	32.2%

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.
(b)	N/M = Not meaningful, because the retrospective adoption of FSP APB 14-1 (ASC 470 20 65-1) resulted in a loss before income taxes of $0.1 million and we recorded an income tax provision of $10.7 million, the effective income tax rate and the effect on such rate of the listed reconciling items is not meaningful.

The fiscal 2009 effective tax rate was negatively impacted by state and other income tax items of $4.0 million, deferred tax rate change of $3.3 million, state net operating losses limited under Section 382 of $2.1 million and other items of $0.9 million.

The tax effects of temporary differences that give rise to deferred tax liabilities and assets are as follows (in thousands):

June 30,	2009 (a) (Revised)	2008 (a) (Revised)

Deferred tax liabilities:
Market value difference of loan portfolio	$(104,984)
Capitalized direct loan origination costs	(10,084)	$(18,393)
Other, including contingencies	(52,998)	(41,172)

	(168,066)	(59,565)

Deferred tax assets:
Allowance for loan losses		212,923
Net operating loss carryforward – Canada	3,229	6,065
Net operating loss carryforward – U. S.	73,589
Net operating loss carryforward – state	9,685	425
Alternative minimum tax credit carryforward	12,131
Unrealized gain/loss on other comprehensive income	31,745
Impairment of goodwill and other intangible amortization	62,748	71,494
Unrecognized income tax benefits from uncertain tax positions	19,586	37,557
Other	31,869	11,856

	244,582	340,320

Valuation allowance	(734)

Net deferred tax asset	$75,782	$280,755

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

Tax Accounting Change

During the year ended June 30, 2009, we filed an application for a change of accounting method for tax purposes under Internal Revenue Code (“IRC”) Section 475. We believe that, as a result of our business activities, certain assets must be marked-to-market for income tax purposes. As a result of this change of accounting, we expect a taxable loss for the year ended June 30, 2009 of approximately $800 million. Approximately $600 million of this loss is available to be carried back to the prior two fiscal years to offset federal taxable income recognized in those years, resulting in an income tax refund receivable of approximately $198 million. Although this method change requires consent from the Internal Revenue Service (“IRS”), which is still pending, this change to a permissible method of accounting is generally considered to be perfunctory and should be granted. Therefore, management believes it is proper to record the effects of this tax accounting change during the year ended June 30, 2009.

Deferred Tax Assets

As a part of our financial reporting process, we must assess the likelihood that our deferred tax assets can be recovered. Unless recovery is more likely than not, the income tax provision must be increased by recording a valuation allowance.

In evaluating the need for a valuation allowance, all available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Future realization of the deferred tax assets depends in part on the existence of sufficient taxable income within the carryback and carryforward period available under the tax law. Other criteria which are considered in evaluating the need for a valuation allowance include the existence of deferred tax liabilities that can be used to realize deferred tax assets.

We have U.S. federal and Canadian net operating loss (“NOL”) carryforwards for income tax reporting purposes of approximately $207.0 million and $10.4 million, respectively. We have recorded a deferred tax asset of $73.6 million and $3.2 million, respectively, to reflect these benefits. The U.S. NOL carryforward expires if not used by June 30, 2019. The Canadian NOL carryforward expires in varying amounts between June 30, 2010 and June 30, 2017. We have recorded a deferred tax asset of $12.1 million for the alternative minimum tax credit, which has an unlimited carryforward period.

We have state NOL carryforwards resulting in a deferred tax asset of approximately $9.7 million which have carryforward periods ranging from 5 years to 20 years. Management has determined based upon the positive and negative evidence in existence at June 30, 2009 that a valuation allowance in the amount of $0.7 million is necessary for these state deferred tax assets.

Based upon our review of all negative and positive evidence in existence at June 30, 2009, management believes it is more likely than not that all other deferred tax assets will be fully realized. Accordingly, no valuation allowance has been provided on deferred tax assets other than the state deferred tax assets relating to our state NOL carryforwards.

Uncertain tax positions

We adopted the provisions of FIN 48 (ASC 740 10 65-1) on July 1, 2007. The adoption of FIN 48 (ASC 740 10 65-1), resulted in a decrease to retained earnings of $0.5 million, an increase in deferred income taxes of $53.1 million and an increase in accrued taxes of $53.6 million. Upon implementation, gross unrecognized tax benefits were $42.3 million.

On June 30, 2008, the amount of gross unrecognized tax benefits and the amount that would affect the effective income tax rate in future periods were $57.7 million and $21.7 million, respectively. As of June 30, 2009, the amount of gross unrecognized tax benefits and the amount that would affect the effective income tax rate in future periods were $35.0 million and $18.0 million, respectively.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

Year ended June 30,	2009	2008
Gross unrecognized tax benefits at beginning of year	$57,728	$42,312
Increases in tax positions for prior years	2,761	4,621
Decrease in tax positions for prior years	(24,254)	(14,536)
Increase in tax positions for current year	1,402	25,938
Lapse of statute of limitations	(245)	(420)
Settlements	(2,421)	(187)

Gross unrecognized tax benefits at end of year	$34,971	$57,728

At June 30, 2009, we believe that it is reasonably possible that the balance of the gross unrecognized tax benefits could decrease by $0.8 million to $13.1 million in the next twelve months due to ongoing activities with various taxing jurisdictions that we expect may give rise to settlements or the expiration of statute of limitations. We continually evaluate expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

We recognize accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. As of July 1, 2007, accrued interest and penalties associated with uncertain tax positions were $5.6 million and $6.9 million, respectively. For the year ended June 30, 2008, accrued interest and accrued penalties associated with uncertain tax positions increased by $3.9 million and $0.6 million, respectively. For the year ended June 30, 2009, accrued interest and accrued penalties associated with uncertain tax positions increased by $0.8 million and $0.5 million, respectively.

We file income tax returns in the U.S. and various state, local, and foreign jurisdictions. The IRS completed its examination of our fiscal years 2004 and 2005 consolidated federal income tax returns in the second quarter of fiscal year 2008. The returns for those years are subject to an appeals proceeding, which we anticipate will be concluded by the end of calendar year 2009. We expect the outcome of the appeals proceeding will not result in a material change to our financial position or results of operations. Our federal income tax returns prior to fiscal year 2004 are closed. Foreign and state jurisdictions have statutes of limitations that generally range from three to five years. Our tax returns are currently under examination for various years for federal and state tax jurisdictions.

17.	Restructuring Charges

We recognized restructuring charges of $11.8 million and $20.1 million for the years ended June 30, 2009 and 2008, respectively, related to the implementation of our revised operating plans. See Note 1 – “Summary of Significant Accounting Policies – Recent Market Developments”.

A summary of the liabilities, which are included in accrued taxes and expenses on the consolidated balance sheets, for restructuring charges for the years ended June 30, 2009, 2008 and 2007, is as follows (in thousands):

	Personnel- Related Costs	Contract Termination Costs	Other Associated Costs		Total

Balance at July 1, 2006	$1,066	$11,673		$2,577	$15,316

Cash settlements	(944)	(6,700)			(7,644)
Non-cash settlements		(343)		(720)	(1,063)
Adjustments		(455)		116	(339)

Balance at June 30, 2007	122	4,175		1,973	6,270

Additions	18,099	2,243		434	20,776
Cash settlements	(14,860)	(2,278)		(457)	(17,595)
Non-cash settlements		(65)		(336)	(401)
Adjustments	(154)	(334)		(172)	(660)

Balance at June 30, 2008	3,207	3,741		1,442	8,390

Additions	9,287	2,068		372	11,727
Cash settlements	(11,482)	(2,980)		(77)	(14,539)
Non-cash settlements	(106)	432		(390)	(64)
Adjustments	(43)	1,510		(1,347)	120

Balance at June 30, 2009	$863	$4,771	$		$5,634

18.	Earnings per Share

A reconciliation of weighted average shares used to compute basic and diluted earnings per share is as follows (dollars in thousands, except per share data):

Years Ended June 30,	2009 (a) (Revised)	2008 (a) (Revised)	2007 (a) (Revised)

Net (loss) income	$(10,889)	$(82,369)	$349,963
Interest expense related to the 2003 convertible senior notes, net of related tax effects			3,090

Adjusted net (loss) income	$(10,889)	$(82,369)	$353,053

Basic weighted average shares	125,239,241	114,962,241	119,155,716
Incremental shares resulting from assumed conversions:
Stock based compensation and warrants			3,364,024
2003 convertible senior notes			10,705,205

			14,069,229

Diluted weighted average shares	125,239,241	114,962,241	133,224,945

(Loss) earnings per share:
Basic	$(0.09)	$(0.72)	$2.94

Diluted	$(0.09)	$(0.72)	$2.65

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

Basic earnings (loss) per share have been computed by dividing net income (loss) by weighted average shares outstanding.

Diluted earnings per share has been computed by dividing net income, adjusted for interest expense (net of related tax effects) related to our convertible senior notes issued in November 2003 by the diluted weighted average shares, including incremental shares. The treasury stock method was used to compute the assumed incremental shares related to our outstanding stock-based compensation and warrants and will be used to compute the shares related to our convertible senior notes issued in September 2006 upon our stock price increasing above the relevant initial conversion price. The average common stock market prices for the periods were used to determine the number of incremental shares. Options to purchase approximately 0.6 million shares of common stock at June 30 2007, were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares. Warrants to purchase approximately 30.0 million shares of common stock for the years ended June 30, 2007, were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares. The if-converted method was used to calculate the impact of our convertible senior notes issued in November 2003 on assumed incremental shares. For the year ended June 30, 2009 and 2008, diluted loss per share has been computed by dividing net loss by the diluted weighted average shares, assuming no incremental shares because all potentially dilutive common stock equivalents are anti-dilutive.

19.	Supplemental Cash Flow Information

Cash payments for interest costs and income taxes consist of the following (in thousands):

Years Ended June 30,	2009	2008	2007

Interest costs (none capitalized)	$645,386	$835,698	$678,359
Income taxes	2,501	79,926	186,068

Non-cash investing and financing activities, not otherwise disclosed, during the years ended June 30, 2009, 2008 and 2007, included $3.8 million, $5.8 million and $3.0 million, respectively, of common stock issued for employee benefit plans.

We did not enter into any significant capital lease agreements for property and equipment during the years ended June 30, 2009, 2008 or 2007.

20.	Supplemental Disclosure for Accumulated Other Comprehensive (Loss) Income

A summary of changes in accumulated other comprehensive income (loss) is as follows (in thousands):

Years Ended June 30,	2009	2008	2007

Unrealized (losses) gains on cash flow hedges:
Balance at beginning of year	$(44,676)	$8,345	$9,488
Change in fair value associated with current period hedging activities, net of taxes of $(39,818), $(40,595), and $4,393, respectively	(69,297)	(68,444)	7,143
Reclassification into earnings, net of taxes of $30,780, $9,212, and $(4,286), respectively	51,464	15,423	(8,286)

Balance at end of year	(62,509)	(44,676)	8,345

Accumulated foreign currency translation adjustment:
Balance at beginning of year	38,272	37,114	32,593
Translation gain net of taxes of $(2,388), $4,697 and $0, respectively	3,138	1,158	4,521

Balance at end of year	41,410	38,272	37,114

Net unrealized gains on credit enhancement assets:
Balance at beginning of year		235	2,233
Unrealized (losses) gains, net of taxes of $54 and $175, respectively		(114)	174
Reclassification into earnings, net of taxes of $(51) and $(1,220), respectively		(121)	(2,172)

Balance at end of year			235

Unrealized gain on equity investment:
Balance at beginning of year			29,968
Change in fair market value, net of taxes of $1,839			2,658
Reclassification of gain on sale into earnings, net of taxes of $(19,371)			(32,626)

Balance at end of year

Total accumulated other comprehensive (loss) income	$(21,099)	$(6,404)	$45,694

21.	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”) (ASC 825 10 65-1), requires disclosure of fair value information about financial instruments, whether recognized or not in our consolidated balance sheets. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. SFAS 107 (ASC 825 10 65-1) excludes certain financial instruments and all non-financial instruments from our disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of our Company.

Estimated fair values, carrying values and various methods and assumptions used in valuing our financial instruments are set forth below (in thousands):

June 30,		2009		2008
		Carrying Value (f) (Revised)	Estimated Fair Value	Carrying Value (f) (Revised)	Estimated Fair Value

Financial assets:
Cash and cash equivalents	(a)	$193,287	$193,287	$433,493	$433,493
Finance receivables, net	(b)	10,037,329	9,717,655	14,030,299	13,826,318
Restricted cash – securitization notes payable	(a)	851,606	851,606	982,670	982,670
Restricted cash – credit facilities	(a)	195,079	195,079	259,699	259,699
Restricted cash – other	(a)	46,905	46,905	54,173	54,173
Interest rate swap agreements	(d)	24,267	24,267
Interest rate cap agreements purchased	(d)	15,858	15,858	36,471	36,471
Investment in money market fund	(d)	8,027	8,027
Financial liabilities:
Credit facilities	(c)	1,630,133	1,630,133	2,928,161	2,928,161
Securitization notes payable	(d)	7,426,687	6,879,245	10,420,327	10,006,738
Senior notes	(d)	91,620	85,207	200,000	160,500
Convertible senior notes	(d)	392,514	328,396	642,599	519,813
Other notes payable	(e)	600	600	1,203	1,203
Interest rate swap agreements	(d)	131,885	131,885	72,697	72,697
Interest rate cap agreements sold	(d)	16,644	16,644	36,381	36,381

(a)	The carrying value of cash and cash equivalents, restricted cash – securitization notes payable, restricted cash – credit facilities and restricted cash – other is considered to be a reasonable estimate of fair value since these investments bear interest at market rates and have maturities of less than 90 days.
(b)	The fair value of finance receivables is estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities.
(c)	Credit facilities have variable rates of interest and maturities of three years or less. Therefore, carrying value is considered to be a reasonable estimate of fair value.
(d)	The fair values of the interest rate cap and swap agreements, investment in money market fund, securitization notes payable, senior notes and convertible senior notes are based on quoted market prices, when available. If quoted market prices are not available, the market value is estimated by discounting future net cash flows expected to be settled using a current risk-adjusted rate.
(e)	The fair value of other notes payable is estimated based on rates currently available for debt with similar terms and remaining maturities.

(f)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

22.	Quarterly Financial Data (unaudited)

The following is a summary of quarterly financial results (dollars in thousands, except per share data):

	First Quarter (a) (Revised)	Second Quarter (a) (Revised)	Third Quarter (a) (Revised)	Fourth Quarter (a) (Revised)

Year ended June 30, 2009

Total revenue	$566,043	$558,597	$492,425	$450,259
Income (loss) before income taxes	(5,196)	(52,805)	11,590	46,264
Net income (loss)	(5,274)	(35,002)	(2,406)	31,793
Basic earnings (loss) per share	(0.05)	(0.29)	(0.02)	0.24
Diluted earnings (loss) per share	(0.05)	(0.29)	(0.02)	0.24
Diluted weighted average shares	116,271,119	120,106,666	131,914,885	133,523,867

Year ended June 30, 2008

Total revenue	$652,674	$653,254	$638,742	$598,412
Income (loss) before income taxes	81,125	(34,378)	55,742	(216,130)
Net income (loss)	57,562	(21,664)	37,742	(156,009)
Basic earnings (loss) per share	0.50	(0.19)	0.33	(1.35)
Diluted earnings (loss) per share	0.46	(0.19)	0.30	(1.35)
Diluted weighted average shares	128,111,826	114,253,706	126,728,797	115,299,234

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

23.	Guarantor Consolidating Financial Statements

The payment of principal and interest on our senior notes and convertible senior notes are guaranteed by certain of our subsidiaries (the “Subsidiary Guarantors”). The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are our wholly-owned consolidated subsidiaries and are jointly, severally, fully and unconditionally liable for the obligations represented by the convertible senior notes. We believe that the consolidating financial information for AmeriCredit Corp., the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide information that is more meaningful in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors.

The consolidating financial statements present consolidating financial data for (i) AmeriCredit Corp. (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the parent company and our subsidiaries on a consolidated basis and (v) the parent company and our subsidiaries on a consolidated basis as of June 30, 2009 and 2008 and for each of the three years in the period ended June 30, 2009.

Investments in subsidiaries are accounted for by the parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in the parent company’s investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

AMERICREDIT CORP.

CONSOLIDATING BALANCE SHEET

June 30, 2009

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)
ASSETS
Cash and cash equivalents		$186,564	$6,723		$193,287
Finance receivables, net		580,420	9,456,909		10,037,329
Restricted cash – securitization notes payable			851,606		851,606
Restricted cash – credit facilities			195,079		195,079
Property and equipment, net	$5,527	38,668			44,195
Leased vehicles, net		5,319	151,068		156,387
Deferred income taxes	97,657	243,803	(265,678)		75,782
Income tax receivable	162,036	35,543			197,579
Other assets	5,682	132,485	68,916		207,083
Due from affiliates	404,943		4,059,841	$(4,464,784)
Investment in affiliates	1,976,793	5,558,924	603,680	(8,139,397)

Total assets	$2,652,638	$6,781,726	$15,128,144	$(12,604,181)	$11,958,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Credit facilities			$1,630,133		$1,630,133
Securitization notes payable			7,426,687		7,426,687
Senior notes	$91,620				91,620
Convertible senior notes	392,514				392,514
Accrued taxes and expenses	60,596	$44,371	52,673		157,640
Interest rate swap agreements		525	131,360		131,885
Other liabilities	600	19,940			20,540
Due to affiliates		4,464,784		$(4,464,784)

Total liabilities	545,330	4,529,620	9,240,853	(4,464,784)	9,851,019

Shareholders’ equity:
Common stock	1,350	172,368		(172,368)	1,350
Additional paid-in capital	284,961	75,878	3,177,841	(3,253,719)	284,961
Accumulated other comprehensive (loss) income	(21,099)	26,009	(62,508)	36,499	(21,099)
Retained earnings	1,878,459	1,977,851	2,771,958	(4,749,809)	1,878,459

	2,143,671	2,252,106	5,887,291	(8,139,397)	2,143,671
Treasury stock	(36,363)				(36,363)

Total shareholders’ equity	2,107,308	2,252,106	5,887,291	(8,139,397)	2,107,308

Total liabilities and shareholders’ equity	$2,652,638	$6,781,726	$15,128,144	$(12,604,181)	$11,958,327

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING BALANCE SHEET

June 30, 2008

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)
ASSETS
Cash and cash equivalents		$361,352	$72,141		$433,493
Finance receivables, net		173,077	13,857,222		14,030,299
Restricted cash – securitization notes payable			982,670		982,670
Restricted cash – credit facilities			259,699		259,699
Property and equipment, net	$5,860	49,611			55,471
Leased vehicles, net		106,689	104,168		210,857
Deferred income taxes	(17,320)	311,761	(13,686)		280,755
Income tax receivable		34,705	(11,808)		22,897
Other assets	(1,073)	159,267	73,866		232,060
Due from affiliates	941,157		3,911,745	$(4,852,902)
Investment in affiliates	1,967,775	5,908,573	544,169	(8,420,517)

Total assets	$2,896,399	$7,105,035	$19,780,186	$(13,273,419)	$16,508,201

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Credit facilities			$2,928,161		$2,928,161
Securitization notes payable			10,420,327		10,420,327
Senior notes	$200,000				200,000
Convertible senior notes	642,599				642,599
Accrued taxes and expenses	87,335	$77,222	73,349		237,906
Interest rate swap agreements		72,697			72,697
Other liabilities	1,203	40,046			41,249
Due to affiliates		4,852,902		$(4,852,902)

Total liabilities	931,137	5,042,867	13,421,837	(4,852,902)	14,542,939

Shareholders’ equity:
Common stock	1,188	50,775	30,627	(81,402)	1,188
Additional paid-in capital	134,064	75,878	3,659,102	(3,734,980)	134,064
Accumulated other comprehensive (loss) income	(6,404)	(21,801)	40,602	(18,801)	(6,404)
Retained earnings	1,889,348	1,957,316	2,628,018	(4,585,334)	1,889,348

	2,018,196	2,062,168	6,358,349	(8,420,517)	2,018,196
Treasury stock	(52,934)				(52,934)

Total shareholders’ equity	1,965,262	2,062,168	6,358,349	(8,420,517)	1,965,262

Total liabilities and shareholders’ equity	$2,896,399	$7,105,035	$19,780,186	$(13,273,419)	$16,508,201

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended June 30, 2009

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)

Revenue
Finance charge income		$74,562	$1,828,122		$1,902,684
Other income	$38,193	892,546	1,762,638	(2,576,889)	116,488
Gain on retirement of debt	48,152				48,152
Equity in income of affiliates	20,535	143,940		(164,475)

	106,880	1,111,048	3,590,760	(2,741,364)	2,067,324

Costs and expenses
Operating expenses	32,701	29,914	246,188		308,803
Lease depreciation		4,955	42,925		47,880
Provision for loan losses		105,919	866,462		972,381
Interest expense	100,228	992,563	2,210,658	(2,576,889)	726,560
Restructuring charges		11,847			11,847

	132,929	1,145,198	3,366,233	(2,576,889)	2,067,471

(Loss) income before income taxes	(26,049)	(34,150)	224,527	(164,475)	(147)
Income tax (benefit) provision	(15,160)	(54,685)	80,587		10,742

Net (loss) income	(10,889)	20,535	143,940	(164,475)	(10,889)

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended June 30, 2008

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)

Revenue
Finance charge income		$83,321	$2,299,163		$2,382,484
Other income	$39,232	1,347,530	2,918,238	$(4,144,402)	160,598
Equity in income of affiliates	(57,110)	267,141		(210,031)

	(17,878)	1,697,992	5,217,401	(4,354,433)	2,543,082

Costs and expenses
Operating expenses	23,167	56,895	317,752		397,814
Lease depreciation		35,993	369		36,362
Provision for loan losses		103,852	1,027,110		1,130,962
Impairment of goodwill		212,595			212,595
Interest expense	53,762	1,434,144	3,515,370	(4,144,402)	858,874
Restructuring charges		20,116			20,116

	76,929	1,863,595	4,860,601	(4,144,402)	2,656,723

(Loss) income before income taxes	(94,807)	(165,603)	356,800	(210,031)	(113,641)
Income tax (benefit) provision	(12,438)	(108,493)	89,659		(31,272)

Net (loss) income	$(82,369)	$(57,110)	$267,141	$(210,031)	$(82,369)

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF INCOME

Year Ended June 30, 2007

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)
Revenue
Finance charge income		$119,678	$2,022,792		$2,142,470
Other income	$53,688	2,281,381	4,738,220	$(6,927,833)	145,456
Gain on sale of equity investment		51,997			51,997
Equity in income of affiliates	376,744	264,110		(640,854)

	430,432	2,717,166	6,761,012	(7,568,687)	2,339,923

Costs and expenses
Operating expenses	65,267	43,754	289,413		398,434
Lease depreciation		1,283			1,283
Provision for loan losses		(102,922)	830,575		727,653
Interest expense	28,559	2,359,892	5,235,982	(6,927,833)	696,600
Restructuring charges		(339)			(339)

	93,826	2,301,668	6,355,970	(6,927,833)	1,823,631

Income before income taxes	336,606	415,498	405,042	(640,854)	516,292
Income tax (benefit) provision	(13,357)	38,754	140,932		166,329

Net income	$349,963	$376,744	$264,110	$(640,854)	$349,963

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2009

(in thousands)

	AmeriCredit Corp. (a) (Revised)	Guarantors	Non- Guarantors	Eliminations	Consolidated (a) (Revised)
Cash flows from operating activities:
Net (loss) income	$(10,889)	$20,535	$143,940	$(164,475)	$(10,889)
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	2,634	33,878	72,496		109,008
Provision for loan losses		105,919	866,462		972,381
Deferred income taxes	(100,156)	31,977	294,962		226,783
Stock based compensation expense	14,264				14,264
Amortization of warrant costs	45,101				45,101
Non-cash interest charges on convertible debt	22,506				22,506
Gain on retirement of debt	(48,907)				(48,907)
Accretion and amortization of loan fees		903	18,191		19,094
Other		(16,603)	19,376		2,773
Equity in income of affiliates	(20,535)	(143,940)		164,475
Changes in assets and liabilities, net of assets and liabilities acquired:
Income tax receivable	(173,844)	(838)			(174,682)
Other assets	(1,901)	12,169	(16,972)		(6,704)
Accrued taxes and expenses	(23,386)	(9,700)	(19,027)		(52,113)

Net cash (used) provided by operating activities	(295,113)	34,300	1,379,428		1,118,615

Cash flows from investing activities:
Purchases of receivables		(1,280,291)	(535,526)	535,526	(1,280,291)
Principal collections and recoveries on receivables		217,414	4,040,223		4,257,637
Net proceeds from sale of receivables		535,526		(535,526)
Purchases of property and equipment		(1,003)			(1,003)
Investment in money market fund		(115,821)			(115,821)
Proceeds from money market fund		104,319			104,319
Change in restricted cash – securitization notes payable			131,064		131,064
Change in restricted cash – credit facilities			63,180		63,180
Change in other assets		103,179	(90,219)		12,960
Net change in investment in affiliates	(6,317)	480,377	(36,469)	(437,591)

Net cash (used) provided by investing activities	(6,317)	43,700	3,572,253	(437,591)	3,172,045

Cash flows from financing activities:
Net change in credit facilities			(1,278,117)		(1,278,117)
Issuance of securitization notes payable			1,000,000		1,000,000
Payments on securitization notes payable			(3,987,424)		(3,987,424)
Retirement of convertible debt	(238,617)				(238,617)
Debt issuance costs	(56)	(2,163)	(30,390)		(32,609)
Net proceeds from issuance of common stock	3,741	121,593	(535,315)	413,722	3,741
Other net changes	(603)				(603)
Net change in due (to) from affiliates	536,214	(371,011)	(185,918)	20,715

Net cash provided (used) by financing activities	300,679	(251,581)	(5,017,164)	434,437	(4,533,629)

Net decrease in cash and cash equivalents	(751)	(173,581)	(65,483)	(3,154)	(242,969)
Effect of Canadian exchange rate changes on cash and cash equivalents	751	(1,207)	65	3,154	2,763
Cash and cash equivalents at beginning of year		361,352	72,141		433,493

Cash and cash equivalents at end of year		186,564	6,723		193,287

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2008

(in thousands)

	AmeriCredit Corp. (a) (Revised)		Guarantors	Non- Guarantors	Eliminations		Consolidated (a) (Revised)
Cash flows from operating activities:
Net (loss) income		$(82,369)	$(57,110)	$267,141		$(210,031)	$(82,369)
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization		(266)	50,086	37,059			86,879
Provision for loan losses			103,852	1,027,110			1,130,962
Deferred income taxes		(64,561)	(160,193)	78,393			(146,361)
Stock based compensation expense		17,945					17,945
Amortization of warrant costs		10,193					10,193
Non-cash interest charges on convertible debt		22,062					22,062
Impairment of goodwill			212,595				212,595
Accretion and amortization of loan fees			8,529	20,906			29,435
Other			6,915	(789)			6,126
Equity in income of affiliates		57,110	(267,141)			210,031
Changes in assets and liabilities, net of assets and liabilities acquired:
Income tax receivable		11,808	(34,705)				(22,897)
Other assets		13,977	(39,299)	9,695			(15,627)
Accrued taxes and expenses		33,104	(12,244)	(9,842)			11,018

Net cash provided (used) by operating activities		19,003	(188,715)	1,429,673			1,259,961

Cash flows from investing activities:
Purchases of receivables			(6,260,198)	(5,992,951)		5,992,951	(6,260,198)
Principal collections and recoveries on receivables			119,528	5,989,162			6,108,690
Net proceeds from sale of receivables			5,992,951			(5,992,951)
Distributions from gain on sale Trusts				7,466			7,466
Purchases of property and equipment		1,412	(9,875)				(8,463)
Net purchases of leased vehicles			(103,904)	(94,922)			(198,826)
Change in restricted cash – securitization notes payable			(10)	31,693			31,683
Change in restricted cash – credit facilities				(92,754)			(92,754)
Change in other assets			(42,912)	1,181			(41,731)
Net change in investment in affiliates		(7,457)	(1,589,195)	(14,822)		1,611,474

Net cash used by investing activities		(6,045)	(1,893,615)	(165,947)		1,611,474	(454,133)

Cash flows from financing activities:
Net change in credit facilities				385,611			385,611
Issuance of securitization notes payable				4,250,000			4,250,000
Payments on securitization notes payable				(5,774,035)			(5,774,035)
Debt issuance costs				(39,347)			(39,347)
Repurchase of common stock		(127,901)					(127,901)
Net proceeds from issuance of common stock		25,174	12	1,610,217		(1,610,229)	25,174
Other net changes		324	(1)				323
Net change in due (to) from affiliates		88,287	1,543,437	(1,634,952)		3,228

Net cash (used) provided by financing activities		(14,116)	1,543,448	(1,202,506)		(1,607,001)	(1,280,175)

Net (decrease) increase in cash and cash equivalents		(1,158)	(538,882)	61,220		4,473	(474,347)
Effect of Canadian exchange rate changes on cash and cash equivalents		1,158	848	3		(4,473)	(2,464)
Cash and cash equivalents at beginning of year			899,386	10,918			910,304

Cash and cash equivalents at end of year	$		$361,352	$72,141	$		$433,493

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

AMERICREDIT CORP.

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2007

(in thousands)

	AmeriCredit Corp. (a) (Revised)		Guarantors	Non- Guarantors	Eliminations		Consolidated (a) (Revised)
Cash flows from operating activities:
Net income		$349,963	$376,744	$264,110		$(640,854)	$349,963
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization		(138)	11,501	24,903			36,266
Provision for loan losses			(102,922)	830,575			727,653
Deferred income taxes		2,933	(32,522)	(20,464)			(50,053)
Stock based compensation expense		20,230					20,230
Gain on sale of equity investment			(51,997)				(51,997)
Non-cash interest charges on convertible debt		16,246					16,246
Accretion and amortization of loan fees			2,867	(19,849)			(16,982)
Other			2,752	(6,993)			(4,241)
Equity in income of affiliates		(376,744)	(264,110)			640,854
Changes in assets and liabilities, net of assets and liabilities acquired:
Other assets		(16,252)	26,348	20,217			30,313
Accrued taxes and expenses		18,956	(15,771)	18,420			21,605

Net cash provided (used) by operating activities		15,194	(47,110)	1,110,919			1,079,003

Cash flows from investing activities:
Purchases of receivables			(8,832,379)	(6,871,640)		6,871,640	(8,832,379)
Principal collections and recoveries on receivables			1,938,046	3,946,094			5,884,140
Net proceeds from sale of receivables			6,871,640			(6,871,640)
Distributions from gain on sale Trusts				93,271			93,271
Purchases of property and equipment			(11,604)				(11,604)
Net purchases of leased vehicles				(28,427)			(28,427)
Proceeds from sale of equity investment			62,961				62,961
Acquisition of LBAC, net of cash acquired			(257,813)				(257,813)
Change in restricted cash – securitization notes payable			(8)	(32,945)			(32,953)
Change in restricted cash – credit facilities				(23,579)			(23,579)
Change in other assets			3,475	(1,161)			2,314
Net change in investment in affiliates		(723)	(491,007)	(76,245)		567,975

Net cash used by investing activities		(723)	(716,689)	(2,994,632)		567,975	(3,144,069)

Cash flows from financing activities:
Net change in credit facilities			(202,522)	435,417			232,895
Issuance of securitization notes payable				6,748,304			6,748,304
Payments on securitization notes payable			(2,074)	(4,921,551)			(4,923,625)
Issuance of senior notes		200,000					200,000
Issuance of convertible debt		550,000					550,000
Debt issuance costs				(40,247)			(40,247)
Proceeds from sale of warrants related to convertible debt		93,086					93,086
Purchase of call option related to convertible debt		(145,710)					(145,710)
Repurchase of common stock		(324,054)					(324,054)
Net proceeds from issuance of common stock		58,157		588,708		(588,708)	58,157
Other net changes		(3,232)	19,170				15,938
Net change in due (to) from affiliates		(447,240)	1,336,622	(915,997)		26,615

Net cash (used) provided by financing activities		(18,993)	1,151,196	1,894,634		(562,093)	2,464,744

Net (decrease) increase in cash and cash equivalents		(4,522)	387,397	10,921		5,882	399,678
Effect of Canadian exchange rate changes on cash and cash equivalents		4,522	(1,251)	(3)		(5,882)	(2,614)
Cash and cash equivalents at beginning of year			513,240				513,240

Cash and cash equivalents at end of year	$		$899,386	$10,918	$		$910,304

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” for additional information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

AmeriCredit Corp.:

We have audited the accompanying consolidated balance sheets of AmeriCredit Corp. and subsidiaries (the “Company”) as of June 30, 2009 and 2008, and the related consolidated statements of operations and comprehensive operations, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmeriCredit Corp. and subsidiaries at June 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (Accounting Standards Codification “ASC” 710, Income Taxes), which established new accounting and reporting standards for uncertainty in income taxes recognized in financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2009, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 28, 2009, expressed an unqualified opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 28, 2009 (November 16, 2009, as to the effects of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (ASC 470 20, Debt with Conversion and Other Options) as disclosed in Notes 1, 9, 16, 18, 21, and 23)

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT 12.1

AMERICREDIT CORP.

STATEMENT RE COMPUTATION OF RATIOS

(dollars in thousands)

	Years Ended June 30,
	2009 (a) (Revised)		2008 (a) (Revised)		2007 (a) (Revised)	2006	2005

COMPUTATION OF EARNINGS:

(Loss) income before income taxes	$(147)		$(113,641)		$516,292	$485,235	$452,399

Fixed charges	686,668		854,844		702,133	425,180	269,146

	$686,521		$741,203		$1,218,425	$910,415	$721,545

COMPUTATION OF FIXED CHARGES:

Fixed charges: (b)
Interest expense (c)	$681,460		$848,681		$696,600	$419,360	$264,276
Implicit interest in rent	5,208		6,163		5,533	5,820	4,870

	$686,668		$854,844		$702,133	$425,180	$269,146

RATIO OF EARNINGS TO FIXED CHARGES	(d	)	(e	)	1.7x	2.1x	2.7x

(a)	Revised for FSP APB 14-1 (ASC 470 20 65-1), Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). See Note 1 – “Summary of Significant Accounting Policies – Adoption of New Accounting Standards” and Note 9 – “Senior Notes and Convertible Senior Notes” to the consolidated financial statements for additional information.
(b)	For purposes of such computation, the term “fixed charges” represents interest expense, including amortization of debt issuance costs, and a portion of rentals representative of an implicit interest factor for such rentals.
(c)	For the years ended June 30, 2009 and 2008, respectively interest expense excludes $45.1 million and $10.2 million of non-cash amortization of warrant costs.
(d)	The amount of the coverage deficiency for the year ended June 30, 2009, was approximately $0.1 million.
(e)	As a result of the $212.6 million pre-tax write-off of goodwill, the amount of the coverage deficiency for the year ended June 30, 2008, was approximately $113.6 million.